Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-17642
PROSPECTUS

ANTE5, INC.

9,713,750 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus may offer from time to time up to 6,142,500 shares of our common stock and 3,571,250 shares of our common stock issuable upon the exercise of warrants and options.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

While we will not receive any proceeds from the sale of the shares by the selling stockholders, we will receive cash proceeds equal to the total exercise price of any warrants or options that are exercised for cash.

Our common stock is currently traded on the OTC Bulletin Board, or the OTCBB, and the OTC Quote Board, or OTCQB, under the symbol “ANFC.” On August 17, 2011, the last reported bid price per share of our common stock as quoted on the OTCBB was $1.00 per share.

Investing in our common stock involves risks. You should carefully read the “Risk Factors” beginning on page 3 of this prospectus before investing.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto.  We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2011

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus in our affairs since that date by delivering this prospectus. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company,” and “Ante5” mean Ante5, Inc., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors.”

THE COMPANY

Ante5, Inc. (the “Company”) became an independent company in 2010 when the spin-off from our former parent company, Ante4, Inc. (now Voyager Oil & Gas, Inc.), became effective.  We became a publicly traded company when our shares began trading on July 1, 2010 in the over-the-counter-markets. Since October 2010, we have been engaged in the business of acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana.  Our strategy is to participate in the exploration, development and production of oil and gas reserves as a non-operating working interest owner in a growing, diversified portfolio of oil and gas wells.  We aggressively seek to accumulate mineral leases to position us to participate in the drilling of new wells on a continuous basis.  We may also purchase working interests in producing wells.

We also inherited interests from our former parent company prior to our spin off, which we manage in order to monetize.  These historical interests relate to our former parent company’s business as WPT Enterprises, Inc., or WPT, when it created internationally branded products through the development, production and marketing of televised programming based on gaming themes. In January 2008, Ante4 launched ClubWPT.com, a subscription-based online poker club targeted to the estimated 60 million poker players in the United States.  Ante4 also licensed its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and was engaged in the sale of corporate sponsorships.  All of these entertainment and consumer products businesses were sold in November 2009 to PartyGaming, PLC in Ante4’s transaction with Peerless Media, Ltd., a wholly owned subsidiary of PartyGaming.  PartyGaming is one of the largest online gaming companies in the world.  In the transaction, PartyGaming assumed an affirmative obligation to generate online gaming and other revenue with the WPT brand in order to generate royalty revenues, which we refer to as the Royalty Stream.  Under the Royalty Stream, Peerless Media must pay us 5% of gross gaming revenues and 5% of other revenue generated by the Ante4 business and assets acquired by Peerless Media in the transaction. We have a dispute with Peerless Media regarding their performance of obligations with respect to the WPT Business purchased by it from Ante4 in November 2009.  Accordingly, we have initiated arbitration.  See “Legal Proceedings.”

In connection with the transfer of the historical interests to us, we assumed certain liabilities of Ante4 relating to the previous WPT business.  We also agreed to indemnify Ante4 and related individuals from (a) liabilities and expenses from certain operations of Ante4 prior to the effective date of its merger with Plains Energy Investments, Inc. in April 2010, (b) operation or ownership of the historical interests after the merger effective date, and (c) certain tax liabilities of Ante4.  Our obligation to indemnify Ante4 is limited to an aggregate of $2.5 million and terminates on or about April 15, 2012.

THE OFFERING

Issuer	Ante5, Inc. 10275 Wayzata Boulevard Suite 310 Minnetonka, MN 55305 Telephone: (952) 426-1241

Securities offered by the Selling Stockholders	6,142,500 shares of common stock and 3,571,250 shares of common stock issuable upon the exercise of warrants.

Trading Market	The common stock offered in this prospectus is quoted on the OTCBB and the OTCQB under the symbol “ANFC.”

Common stock outstanding (as of August 15, 2011)	47,358,965 shares.1

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, we may receive up to $5,081,875 in proceeds upon exercise of the warrants held by the selling stockholders, which consist of 3,071,250 warrants issued in a private placement with an exercise price of $1.50 per share, exercisable into 3,071,250 shares of our common stock and 500,000 warrants issued to certain lenders in connection with a financing arrangement with an exercise price of $0.95, exercisable into 500,000 shares of our common stock. These potential proceeds will be used for general working capital purposes, which is expected to be used to pay our drilling, completion and production costs, and to purchase additional mineral leases. See “Use of Proceeds.”

Plan of Distribution
The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell separately or together, some or all of the common stock covered by this prospectus. Registration of the common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors
Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

1 Does not include 6,487,375 shares of our common stock issuable upon the exercise of outstanding options and warrants outstanding as of August 15, 2011.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward looking statements.

Risks Related to our Business

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse affect on our results of operation.

We have only participated in wells operated by third-parties. Our current ability to develop successful business operations depends on the success of our consultants and drilling partners. As a result, we do not control the timing or success of the development, exploitation, production and exploration activities relating to our leasehold interests. If our consultants and drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operations would be materially adversely affected.  The Company owns some properties in which it may have control of the drilling unit.  The Company currently anticipates selling or trading some of the acres within these properties in order for its ownership to be reduced so that the Company would not have control of the drilling unit or entering into other arrangements in order to not be the operator of such drilling units.  Since the Company does not have the ability to operate the drilling unit, if the Company is unable to sell or trade these properties or enter into other arrangement with a potential operator of the drilling units, the lease could lapse or the Company would be required to incur significant additional costs to operate the drilling unit.

The possibility of a global financial crisis may significantly impact our business and financial condition for the foreseeable future.

The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on operators upon whom we are dependent for drilling our wells or our lenders or purchasers of crude oil, causing them to fail to meet their obligations to us or those who operate our wells. Additionally, market conditions could have a material negative impact on potential future crude oil hedging arrangements if our counterparties are unable to perform their obligations or seek bankruptcy protection. We believe we will need additional capital and financing to fund our future land acquisitions and future drilling. There is no assurance that additional capital or financing will be available to us on terms that are acceptable to us or at all.

We may be unable to obtain the additional capital that we need to implement our business plan, which could restrict our ability to grow.

We do not expect that our cash position and revenues from crude oil and natural gas sales will be sufficient to fund our 2011 drilling plan unless we purposely restrict our planned growth.  We have recently entered into a $10 million revolving credit facility secured by substantially all of our assets, but that credit facility may not be available to us if we are not in compliance with its terms and conditions.  We will require additional capital to continue to grow our business through acquisitions and to further expand our exploration and development programs. We may be unable to obtain additional capital or financing if and when required, or upon terms that are acceptable to us. Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements, will require a substantial amount of capital and cash flow.  We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may be unable to obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned expansion of operations in the future.

Any additional capital raised through the sale of equity would dilute the ownership percentage of our shareholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity holders. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities. In addition, we have granted and will continue to grant equity incentive awards under our equity incentive plans, which may have a further dilutive effect. Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the crude oil and natural gas industry in particular), our limited operating history, the location of our crude oil and natural gas properties, and prices of crude oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees. Further, if crude oil or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.  We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We have a limited operating history and may not be successful in becoming profitable.

We have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the crude oil and natural gas industries. As of June 30, 2011, we had not generated material revenues from operations.  We have incurred operating losses since our inception in April 2010.  There can be no assurance that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including: our ability to raise adequate working capital; success of our development and exploration; demand for natural gas and crude oil; the level of our competition; our ability to attract and maintain key management and employees; and our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or crude oil in a highly competitive and speculative environment while maintaining quality and controlling costs. To sustain profitable operations in the future, we must, alone or with others, successfully manage these factors, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, and we may be unable to obtain required regulatory approvals. There is a possibility that some of our wells may never produce natural gas or crude oil.

We are highly dependent on Bradley Berman, our chief executive officer and chairman, and our other executive officers. The loss of one or more of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

Our success depends heavily upon (1) the continued contributions of Bradley Berman, our chief executive officer, whose knowledge, leadership and technical expertise would be difficult to replace, with the support of James Moe and Joshua Wert, our chief financial officer and chief operating officer, and (2) on our ability to retain and attract experienced engineers, geoscientists and other technical and professional consultants. If we were to lose their services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we are able to suitably replace them.  Any of our executive officers may terminate their employment with our company at any time.

Our management team has limited previous oil and gas industry experience.

As described below under “Management,” Bradley Berman, our chief executive officer, and our other executive officers and our directors have limited prior experience in the oil and gas industry.  This lack of experience in the oil and gas industry may hamper the decision making of our management team and our ability to execute our business plan.

Our lack of diversification increases the risk of an investment in our company, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our business focus is on the crude oil and natural gas industry in a limited number of properties in North Dakota. Larger companies have the ability to manage their risk by diversification. We lack diversification in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, increasing our risk profile.  If we do not diversify our operations, our financial condition and results of operations could deteriorate.

We have identified material weaknesses in our internal control over financial reporting, which may hamper our operations and financial position if we are not able to address them.

In our annual report on Form 10-K for the year ended December 31, 2010, we identified the following material weaknesses in our internal control over financial reporting: (1) Documentation of all proper accounting procedures is not yet complete, and (2) during the audit of our financial statements as of and for the period ended December 31, 2010, our independent registered public accounting firm suggested a tax adjusting journal entry that was made by us in connection with the preparation of our audited financial statements.  Subsequently, we engaged an outside professional tax accounting firm to assist us with our tax accounting for the preparation of our financial statements, and this firm assisted us with our tax accounting for the preparation of our financial statements for the fiscal quarters ended March 31, 2011 and June 30, 2011.  We have prepared and implemented the documentation necessary to comply with the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.  Through these actions, we believe we have adequately remedied the material weakness identified in our annual report on Form 10-K as of June 30, 2011. However, it is possible that we could be affected by a material weakness in the future that would have an adverse impact on our financial position and operations.  If a material weakness were to develop, we may be required to hire additional personnel and expend significant funds to remedy the weakness.  In addition, our reputation may be harmed if we file inaccurate financial reports and we may be unable to manage our business.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to increase our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements will depend on developing and maintaining close working relationships with industry participants.  Our success will also depend on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable properties may impair our ability to execute our business plan.

To continue to develop our business, we will use the business relationships of our management and develop new relationships to enter into strategic relationships. These relationships may take the form of mineral lease purchase agreements, joint ventures, joint operating agreements, referral agreements and other contractual arrangements with outside individuals and crude oil and natural gas companies. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities that we would not otherwise be inclined to incur or undertake independent of these strategic relationships.  If sufficient strategic relationships are not established and maintained, our business prospects, financial condition and results of operations may be materially adversely affected.

Competition in obtaining rights to explore and develop crude oil and natural gas reserves and to market our production may impair our business.

The crude oil and natural gas industry is highly competitive. Other crude oil and natural gas companies may seek to acquire crude oil and natural gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as commodity prices of crude oil have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

●	meet our capital needs;
●	expand our systems effectively or efficiently or in a timely manner;
●	allocate our human resources optimally;
●	identify and engage qualified employees and consultants, or retain valued employees and consultants; or
●	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our financial condition and results of operations may be materially adversely affected.

We may engage in hedging activities that could result in financial losses, which may adversely affect investments in our common stock.

We may enter into swap arrangements from time-to-time to hedge our expected production depending on reserves and market conditions. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if crude oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which our production is less than expected, there is a widening of price differentials between delivery points for our production, or the counterparties to our hedging agreements fail to perform under the contracts.  In addition, the Dodd-Frank Act includes provisions relating to derivative contracts.  While the ultimate impact of the Dodd-Frank Act on our derivatives activities is not known, it could ultimately have an adverse impact on us.

Risks Related To Our Industry

Crude oil and natural gas prices are very volatile. A protracted period of depressed crude oil and natural gas prices may adversely affect our business, financial condition, results of operations and cash flows.

The crude oil and natural gas markets are very volatile, and we cannot predict future crude oil and natural gas prices. The price we receive for our crude oil and natural gas production primarily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

●	changes in global supply and demand for crude oil and natural gas;
●	the actions of the Organization of Petroleum Exporting Countries;
●	the price and quantity of imports of foreign crude oil and natural gas;
●	competitive measures implemented by our competitors and by domestic and foreign governmental bodies;
●
political conditions in nations that traditionally produce and export significant quantities of crude oil and natural gas (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

●	domestic and foreign economic volatility and stability;
●	the level of global crude oil and natural gas exploration and production activity;
●	the level of global crude oil and natural gas inventories;
●	weather conditions;
●	technological advances affecting energy consumption;
●	domestic and foreign governmental regulations;
●	proximity and capacity of crude oil and natural gas pipelines and other transportation facilities;
●	transportation costs;
●	refining facility capacity and operations;
●	the price and availability of competitors’ supplies of crude oil and natural gas in captive market areas; and
●	the price and availability of alternative fuels to replace or compete with crude oil and natural gas.

The recent worldwide financial and credit crisis reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets led to a worldwide economic recession. The slowdown in economic activity caused by future similar recessions could reduce worldwide demand for energy resulting in lower crude oil and natural gas prices and restrict our access to liquidity and credit.  Lower crude oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of crude oil and natural gas that we can produce economically, potentially lowering our reserves. A substantial or extended decline in crude oil or natural gas prices may result in impairments of our proved crude oil and natural gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow to cover any such shortfall. Lower crude oil and natural gas prices may also reduce our ability to borrow or obtain credit to finance our operations.

Drilling for and producing crude oil and natural gas are high risk activities with many uncertainties and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk.

Our future success will depend on the success of our development, production and exploration activities. Our crude oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable crude oil or natural gas production.  These risks are more acute in the early stages of exploration.  Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Our expenditures on exploration may not result in new discoveries of crude oil or natural gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data.  Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations. Further, many factors may curtail, delay or cancel drilling, including the following:

●	delays imposed by or resulting from compliance with regulatory requirements;
●	pressure or irregularities in geological formations;
●	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs;
●	equipment failures or accidents; and
●	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

As a non-operator of oil and gas wells, we do not have sufficient control to manage these conditions, and the risks from them cannot entirely be eliminated.  The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

We may not be able to develop crude oil and natural gas reserves on an economically viable basis, and our reserves and production may decline as a result.

On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional crude oil and natural gas reserves.  Even if we continue to succeed in discovering crude oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the crude oil and natural gas we develop and to effectively distribute our production into our markets.  Future crude oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. There is no assurance that advanced technology in the oil and gas industry such as three dimensional (3-D) seismic data and visualization techniques will result in the discovery of commercial quantities of hydrocarbons.  Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. As a non-operator of oil and gas wells, we do not have sufficient control to manage these conditions, and the risks from them generally cannot entirely be eliminated. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our crude oil and natural gas interests.

Estimates of crude oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

We make estimates of crude oil and natural gas reserves, upon which we base our financial projections. We make these reserve estimates using various assumptions, including assumptions as to crude oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as crude oil and natural gas prices and interest rates, will also impact the value of our reserves. Determining the amount of crude oil and natural gas recoverable from various formations where we have exploration and production activities involves great uncertainty. The process of estimating crude oil and natural gas reserves is complex and will require us to use significant assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our crude oil and natural gas interests.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of crude oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly increase our costs or reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We may seek to maintain insurance (including insurance maintained by our industry operators) with respect to these hazards, however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Crude oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial, and unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of crude oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell the crude oil and natural gas that we are able to produce, the operators of our wells may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our crude oil and natural gas production, increasing our expenses.  Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of crude oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Environmental risks may adversely affect our business.

All phases of the crude oil and natural gas business present environmental risks and hazards and are subject to extensive environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with crude oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and noncompliance may result in the imposition of significant fines and penalties and possible restraints on continuing operations, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement and larger fines and liability, potentially causing us to make increased capital expenditures and incur higher operating costs. The discharge of crude oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge.  In addition, claims of water pollution or groundwater contamination resulting from the fracing process used by the wells may result in wells being shut down or additional operating costs that may have an adverse effect on our business plan.  The application of environmental laws to our business may increase the costs of our production, development or exploration activities, or may cause us to curtail our production.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability (or the ability of our industry operators) to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governmental authorities, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations or otherwise materially adversely affect our financial condition and results of operations.

Challenges to our properties may impact our financial condition.

Title to crude oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, operators of the drilling units that the Company has an interest in follow common industry practice of obtaining a title opinion from a qualified crude oil and natural gas attorney prior to the drilling operations of a well.

We will rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our acquisition, exploration, development and production activities. We will be required to continually access enhanced and updated technology to maintain our capability and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the technology available to us, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, such technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to our Historical Interests

PartyGaming and its subsidiaries may not honor their obligations in connection with the Royalty Stream.

Ante4, Inc. sold certain entertainment and consumer products business in November 2009 to Peerless Media, Ltd., a wholly owned subsidiary of PartyGaming, PLC.  PartyGaming made significant representations, warranties and commitments to Ante4, including the commitment to pay Ante4 5% of future gross gaming revenues and 5% of other future gross revenues (less certain taxes and costs) earned by it with the assets purchased by Peerless Media, Ltd. from Ante4.  PartyGaming has agreed that the Royalty Stream will be at least $3 million in the aggregate over the three year period following the close of the sale, and if the Royalty Stream is less than $3 million, PartyGaming will make up the shortfall to $3 million at the end of the period.  ElectraWorks Ltd., a wholly owned operating subsidiary of PartyGaming, has guaranteed all of PartyGaming’s obligations in connection with the Royalty Stream.  The Royalty Stream is not guaranteed by, and does not represent a financial obligation of, PartyGaming.  It is possible that any or all of PartyGaming, Peerless Media, and ElectraWorks will not honor their obligations in connection with the Royalty Stream.  If we are not paid in full for our participation right in connection with the Royalty Stream, our financial condition, operating results and business operations may be materially adversely affected.

Valuation of the Royalty Stream is based on assumptions that may turn out to be invalid or untrue.

Ante4 engaged third party valuation experts to ascertain the value of the Royalty Stream, which was recorded on our balance sheet commensurate with the spin-off on April 16, 2010.  Their valuation of the Royalty Stream utilized assumptions and projections prepared in conjunction with Ante4 management that may turn out to be invalid or untrue.  We subsequently engaged third party valuation experts to assist us in testing for impairment of the Royalty Stream as determined by our management.  The test indicated partial impairment and a valuation allowance has been recognized against the asset, accordingly.  Our subsequent valuation of the Royalty Stream utilized assumptions and projections prepared in conjunction with Ante5 management that may, at a later date, turn out to be invalid or untrue.  Therefore, our value of the Royalty Stream over time may differ significantly from the value recorded on our balance sheet, which could negatively affect our financial condition and results of operations.  Testing of the Royalty Stream valuation will occur on an annual basis and may result in further impairment.

The future revenues to be derived from activities of PartyGaming cannot be predicted.

The revenues to be derived by us from the Royalty Stream, and the value to us of the Royalty Stream, depend on the operation of the WPT business by PartyGaming. One of these business activities of PartyGaming is a gaming website utilizing the WPT assets, which PartyGaming launched in January 2010.  In evaluating the value of the Royalty Stream, investors in our common stock should consider that we have no control over the operation of the WPT business by PartyGaming, and thus management can make no prediction as to the ultimate results of these operations.

We are engaged in a dispute with certain subsidiaries of PartyGaming, PLC, which may result in litigation or other costly dispute resolution proceedings.

We have a dispute with Peerless Media, Ltd., a subsidiary of ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming, PLC, regarding the lack of performance by it on the Royalty Stream that it has covenanted to pay with respect to the WPT business purchased by it from Ante4 in November 2009. Accordingly, we have initiated arbitration in which we are seeking legal and equitable relief, including punitive damages. The parties are currently engaged in discovery. The arbitration hearing is scheduled for January 2012. There is no assurance that the dispute will be settled or that we will prevail in the arbitration.  Even if we prevail, there is no assurance that we will collect the royalties we seek or any additional royalties at all.  There is no assurance that Peerless Media, Ltd. will not file counterclaims against us.

Current economic conditions may adversely affect the revenues derived from the Royalty Stream.

The revenues to be derived by us from the Royalty Stream depend on the revenues of the WPT business now owned by PartyGaming. Current worldwide economic conditions may affect the revenues PartyGaming derives from U.S. and international licensing fees, from online gaming activities and from other business activities included in the WPT business. Further adverse economic conditions may also affect the financial strength and liquidity of PartyGaming and its subsidiary, ElectraWorks, Ltd., and thus may affect the ability of those companies to make the minimum royalty payment of $3 million required in connection with the Royalty Stream.

We are still subject to continuing contingent liabilities of Ante4.

There are several significant areas where the liabilities of Ante4 may become our obligations.  For example, under the Internal Revenue Code and the related rules and regulations, each corporation that was a member of our consolidated tax reporting group during any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of our entire consolidated tax reporting group for that taxable period.  We have entered into a distribution agreement with Ante4 that will allocate the responsibility for pre-spin-off taxes of our consolidated tax reporting group between us and Ante4 and its subsidiaries.  If Ante4 were unable to pay its portion of the liabilities, we could be required to pay the entire amount of such taxes. Our obligation to indemnify Ante4 for operations before the merger and such tax liabilities is limited to $2.5 million in the aggregate and terminates on or about April 15, 2012. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities, for which we have agreed to indemnify Ante4.

Potential liabilities associated with certain obligations in the distribution agreement relating to tax sharing cannot be precisely quantified at this time.

Under the tax sharing terms of the distribution agreement governing our spin-off from Ante4, we will generally be responsible for all taxes attributable to us or any of our subsidiaries, whether accruing before, on or after the date of the spin-off.  We have also agreed to be responsible for all taxes imposed on us or Ante4 and its subsidiaries for any period before Ante4’s merger with Plains Energy Investments, Inc. in April 2010, up to the aggregate limit of $2.5 million for our indemnification of Ante4 for pre-merger liabilities.  Our liabilities under the tax sharing agreement could have a material adverse effect on us.  At this time, we cannot precisely quantify the amount of liabilities we may have under the tax sharing agreement and there can be no assurances as to their final amounts.

Risks Related to our Common Stock

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including but not limited to:

●
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

●	announcements of new acquisitions, reserve discoveries or other business initiatives by us or our competitors;
●	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;
●	fluctuations in revenue from our crude oil and natural gas business as new reserves come to market;
●	changes in the market for crude oil and natural gas commodities and/or in the capital markets generally;
●	changes in the demand for crude oil and natural gas, including changes resulting from economic conditions, governmental regulation or the introduction or expansion of alternative fuels;
●	quarterly variations in our revenues and operating expenses;
●	changes in the valuation of similarly situated companies, both in our industry and in other industries;
●	challenges associated with timely SEC filings;
●	illiquidity and lack of marketability by being an OTC traded stock;
●	changes in analysts’ estimates affecting our company, our competitors and/or our industry;
●	changes in the accounting methods used in or otherwise affecting our industry;
●	additions and departures of key personnel;
●	announcements of technological innovations or new products available to the crude oil and natural gas industry;
●	announcements by relevant governments pertaining to incentives for alternative energy development programs;
●	fluctuations in interest rates and the availability of capital in the capital markets; and
●	significant sales of our common stock, including sales by selling shareholders following the registration of shares under a prospectus.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of crude oil and natural gas reserves that we are able to discover and develop, expenses that we incur, the prices of crude oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Shareholders will experience dilution upon the exercise of options, issuance of common stock under our incentive plans, and the issuance of common stock upon the exercise of warrants.

As of June 30, 2011, we had options for 3,121,000 shares of common stock outstanding under our 2010 Stock Incentive Plan. Our 2010 Stock Incentive Plan permits us to issue up to 6,000,000 shares of our common stock either upon exercise of stock options granted under such plan or through restricted stock awards under such plan.  If the holders of outstanding options exercise those options or our compensation committee or full board of directors determines to grant additional stock awards under our incentive plan, shareholders may experience dilution in the net tangible book value of our common stock. In addition, 3,571,250 shares of our common stock may be issued upon the exercise of warrants held by the selling stockholders.  If the selling stockholders exercise their warrants, shareholders may experience dilution in the net tangible book value of our common stock.  Further, the sale or availability for sale of the underlying shares in the marketplace as a result of the exercise of existing options, the grant of additional options, and the exercise of the warrants by the selling stockholders could depress our stock price.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  In addition, our current revolving credit facility, and other debt arrangements we may enter into in the future, precludes us from paying dividends.  Therefore, investors will not receive any funds unless they sell their common stock, and shareholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

We may issue additional stock without shareholder consent.

Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing shareholders. We are also currently authorized to issue up to 20,000,000 shares of preferred stock. The board of directors can issue preferred stock in one or more series and fix the terms of such stock without shareholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our shareholders.  Such issuance could also discourage proxy contests and make it more difficult for shareholders to elect directors of their choosing and to cause us to take other corporate actions they desire.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has not been a significant liquid trading market for our common stock.  We cannot predict how liquid the market for our common stock might become.  We currently do not satisfy the initial listing standards for any major securities exchange, although we intend to apply for such an exchange listing when we are able.  Currently our common stock is traded on the OTCQB and OTCBB.  Should we fail to remain traded on the OTCQB and OTCBB or not be able to be traded on the OTCQB and OTCBB, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.  Furthermore, for companies whose securities are quoted on the OTCQB and OTCBB, it may be more difficult (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and (iii) to obtain needed capital.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

 If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could hinder our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect our company and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

From time to time, our management or persons acting on our behalf may make forward-looking statements to inform existing and potential security holders about our company. All statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used in this prospectus, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items making assumptions regarding actual or potential future sales, market size, collaborations, trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements include the following:

●	volatility or decline of our stock price;
●	low trading volume and illiquidity of our common stock;
●
we are subject to certain contingent liabilities of our former parent company, and we have an indemnification obligation for certain liabilities, if any, that our former parent company may incur to a third party arising from pre-spin-off operations;

●	potential fluctuation in quarterly results;
●	our failure to earn revenues or to monetize claims that we have for payments owed to us;
●	material defaults on monetary obligations owed us, resulting in unexpected losses;
●	inadequate capital to acquire working interests in oil and gas prospects and to participate in the drilling and production of oil and other hydrocarbons;
●	unavailability of oil and gas prospects to acquire;
●	failure to discover or produce commercial quantities of oil, natural gas or other hydrocarbons;
●	cost overruns incurred on our oil and gas prospects, causing unexpected operating deficits;
●	drilling of dry holes;
●	acquisition of oil and gas leases that are subsequently lost due to the absence of drilling or production;
●	dissipation of existing assets and failure to acquire or grow a new business;
●	lower royalty income than anticipated or the absence of royalty income due to default or for other reasons; and
●	litigation, disputes and legal claims involving outside parties.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the section titled “Risk Factors” and other sections of this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the United States Securities and Exchange Commission (the “SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.

However, we may receive up to $5,081,875 in proceeds upon exercise of the warrants held by the selling stockholders, which consist of 3,071,250 warrants issued in a private placement with an exercise price of $1.50 per share, exercisable into 3,071,250 shares of our common stock and 500,000 warrants issued to certain lenders in connection with a financing arrangement with an exercise price of $0.95, exercisable into 500,000 shares of our common stock. These potential proceeds will be used for general working capital purposes, which is expected to be used to pay our drilling, completion and production costs, and to purchase additional mineral leases. We will incur all costs associated with this registration statement and prospectus.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our common stock is quoted on the OTCBB and the OTCQB under the symbol “ANFC.OB.” We had 47,358,965 shares of common stock issued and outstanding and approximately 1,973 holders of record of the common stock as of August 16, 201l. We believe that a number of stockholders hold their shares of our common stock in brokerage accounts and registered in the name of stock depositories. The quarterly high and low reported bid prices for our common stock as quoted on the OTCBB for the periods indicated are as follows:

	High	Low
Fiscal Year Ending December 31, 2011

First Quarter	$1.73	$1.20
Second Quarter	$1.50	$0.91
Third Quarter (through August 15, 2011)	$1.17	$0.80

Year Ended December 31, 2010
Third Quarter	$0.50	$0.15
Fourth Quarter	$1.99	$0.24

The foregoing quotations were provided by Yahoo! Finance and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On August 17, 2011, the last reported bid price per share of common stock as quoted on the OTCBB and OTCQB was $1.00 per share.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled ‘‘Risk Factors.”

Overview and Outlook

We are an oil and natural gas exploration and production company. Our properties are located in North Dakota. Our corporate strategy is the acquisition, exploration, development and production of crude oil and natural gas properties, primarily in the Bakken and Three Forks trends in North Dakota and Montana. As of June 30, 2011, we controlled the rights to mineral leases covering approximately 9,640 net acres for prospective drilling to the Bakken and/or Three Forks formations. Looking forward, we are pursuing the following objectives:

●	Acquire high-potential mineral leases;
●	Access appropriate capital markets to fund continued acreage acquisition and drilling activities;
●	Develop and maintain strategic industry relationships;
●	Attract and retain talented associates;
●	Operate a low overhead non-operator business model; and
●	Become a low cost producer of hydrocarbons.

We were formerly a wholly-owned subsidiary of Ante4, Inc., which spun us off to its shareholders of record on or about April 16, 2010. Ante4 formerly operated as WPT Enterprises, Inc. when it created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. On November 2, 2009, Ante4 closed a transaction with Peerless Media, Ltd., a subsidiary of PartyGaming, PLC. In the transaction, Ante4 sold to PartyGaming substantially all of Ante4’s operating assets other than cash, investments and certain excluded assets. As a result of closing the transaction, Ante4 no longer operated a substantial portion of the business formerly operated by it under the name WPT Enterprises. In connection with the transaction, Ante4 retained the rights to a future Royalty Stream from the operation of the WPT business by Peerless Media, and certain other assets. Ante4 then transferred substantially all of those assets to us when we were a wholly-owned subsidiary of Ante4. As the owner of these historical interests, we have succeeded to Ante4’s rights to the Royalty Stream and other claims, which we intend to monetize and manage.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that our estimates, including those for the above-described items, are reasonable.

Accounting Policies

Full Cost Method of Accounting

The method of accounting we use to account for our crude oil and natural gas investments determines what costs are capitalized and how these costs are ultimately matched with revenues and expensed. We utilize the full cost method of accounting to account for our crude oil and natural gas investments instead of the successful efforts method because we believe it more accurately reflects the underlying economics of our programs to explore and develop crude oil and natural gas reserves. The full cost method embraces the concept that dry holes and other expenditures that fail to add reserves are intrinsic to the crude oil and natural gas exploration business. Thus, under the full cost method, all costs incurred in connection with the acquisition, development and exploration of crude oil and natural gas reserves are capitalized. These capitalized amounts include the costs of unproved properties, internal costs directly related to acquisitions, development and exploration activities, asset retirement costs, geological and geophysical costs and capitalized interest. Although some of these costs will ultimately result in no additional reserves, they are part of a program from which we expect the benefits of successful wells to more than offset the costs of any unsuccessful ones. The full cost method differs from the successful efforts method of accounting for crude oil and natural gas investments. The primary difference between these two methods is the treatment of exploratory dry hole costs. These costs are generally expensed under the successful efforts method when it is determined that measurable reserves do not exist. Geological and geophysical costs are also expensed under the successful efforts method. Under the full cost method, both dry hole costs and geological and geophysical costs are initially capitalized and classified as unproved properties pending determination of proved reserves. If no proved reserves are discovered, these costs are then amortized with all the costs in the full cost pool.

Capitalized amounts except unproved costs are depleted using the units of production method. The depletion expense per unit of production is the ratio of the sum of our unamortized historical costs and estimated future development costs to our proved reserve volumes. Estimation of hydrocarbon reserves relies on professional judgment and use of factors that cannot be precisely determined. Subsequent reserve estimates materially different from those reported would change the depletion expense recognized during the future reporting periods.

To the extent the capitalized costs in our full cost pool (net of depreciation, depletion and amortization and related deferred taxes) exceed the sum of the present value (using a 10% discount rate and based on period-end crude oil and natural gas prices) of the estimated future net cash flows from our proved crude oil and natural gas reserves and the capitalized cost associated with our unproved properties, we would have a capitalized ceiling impairment. Such costs would be charged to operations as a reduction of the carrying value of crude oil and natural gas properties. The risk that we will be required to write down the carrying value of our crude oil and natural gas properties increases when crude oil and natural gas prices are depressed, even if the low prices are temporary. In addition, capitalized ceiling impairment charges may occur if we experience poor drilling results or estimations of our proved reserves are substantially reduced. A capitalized ceiling impairment is a reduction in earnings that does not impact cash flows, but does impact operating income and shareholders’ equity. Once recognized, a capitalized ceiling impairment charge to crude oil and natural gas properties cannot be reversed at a later date. The risk that we will experience a ceiling test write down increases when crude oil and natural gas prices are depressed or if we have substantial downward revisions in our estimated proved reserves. As of June 30, 2011 we have not incurred a capitalized ceiling impairment charge. However, no assurance can be given that we will not experience a capitalized ceiling impairment charge in future periods. In addition, capitalized ceiling impairment charges may occur if estimates of proved hydrocarbon reserves are substantially reduced or estimates of future development costs increase significantly.

Crude Oil and Natural Gas Reserves

The determination of depreciation, depletion and amortization expense as well as impairments that are recognized on our crude oil and natural gas properties will be highly dependent on the estimates of the proved crude oil and natural gas reserves attributable to our properties. Our estimate of proved reserves will be based on the quantities of crude oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production taxes and development costs, all of which may in fact vary considerably from actual results. In addition, as the prices of crude oil and natural gas and cost levels change from year to year, the economics of producing our reserves may change and therefore the estimate of proved reserves may also change. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

The information regarding present value of the future net cash flows attributable to our proved crude oil and natural gas reserves are estimates only and should not be construed as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to our properties included in the prior year’s estimates. These revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in crude oil and natural gas prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

The estimates of our proved crude oil and natural gas reserves used in the preparation of our financial statements will be prepared by a registered independent petroleum consultant in accordance with the rules promulgated by the SEC.

Asset Retirement Obligations

We may have significant obligations to plug and abandon our crude oil and natural gas wells and related equipment. Liabilities for asset retirement obligations are recorded at fair value in the period incurred. The related asset value is increased by the same amount. Asset retirement costs included in the carrying amount of the related asset are subsequently allocated to expense as part of our depletion calculation. Additionally, increases in the discounted asset retirement liability resulting from the passage of time are reported as accretion of discount on asset retirement obligations expense on our Statement of Operations.

Estimating future asset retirement obligations requires us to make estimates and judgments regarding timing, existence of a liability, as well as what constitutes adequate restoration. We use the present value of estimated cash flows related to our asset retirement obligations to determine the fair value. Present value calculations inherently incorporate numerous assumptions and judgments, which include the ultimate retirement and restoration costs, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of our existing asset retirement obligation liability, a corresponding adjustment will be made to the carrying cost of the related asset.

Revenue Recognition

We derive revenue primarily from the sale of the crude oil and natural gas from our interests in producing wells, hence our revenue recognition policy for these sales is significant. We recognize revenue from the sale of crude oil and natural gas when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable. Settlements for hydrocarbon sales can occur up to two months after the end of the month in which the crude oil, natural gas or other hydrocarbon products were produced. We estimate and accrue for the value of these sales using information available to us at the time our financial statements are generated. Differences are reflected in the accounting period that payments are received from the operator.

Income Taxes

Deferred tax assets are recognized for temporary differences in financial statement and tax basis amounts that will result in deductible amounts and carry-forwards in future years. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets and liabilities are measured using enacted tax law and tax rate(s) for the year in which we expect the temporary differences to be deducted or settled. The effect of a change in tax law or rates on the valuation of deferred tax assets and liabilities is recognized in income in the period of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant future taxable income would be required to realize this net tax asset.

Estimating the amount of the valuation allowance is dependent on estimates of future taxable income, alternative minimum tax income, and changes in shareholder ownership that would trigger limits on use of net operating losses under Internal Revenue Code Section 382.

Fair Value of Financial Instruments

Our cash, cash equivalents, investments, accounts receivable and accounts payable are stated at cost which approximates fair value due to the short-term nature of these instruments. In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity’s use of fair value measurements. Among these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. We do not expect that the adoption of this new standard will have a material impact to our financial statements.

Use of Estimates

In accordance with accounting principles generally accepted in the United States, management utilizes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our estimates of our proved crude oil and natural gas reserves, future development costs, estimates relating to certain crude oil and natural gas revenues and expenses, fair value of certain investments, contingency consideration receivable and deferred income taxes are or will be the most critical to our financial statements.

Production History

The following table presents information about our produced oil and gas volumes during the three and six months ended June 30, 2011.  As of June 30, 2011, we were selling oil and natural gas from a total of 11 gross wells (approximately 0.45 net wells).  All data presented below is derived from accrued revenue and production volumes for the relevant period indicated.  We entered into the oil & gas industry in October of 2010, as such, we do not have information to present for the comparative periods ended June 30, 2010.

	For the Three Months Ended June 30, 2011	For the Six Months Ended June 30, 2011
Net Production:
Oil (Bbl)	2,579	3,740
Natural Gas (Mcf)	161	721
Barrel of Oil Equivalent (Boe)	2,606	3,860

Average Sales Prices:
Oil (per Bbl)	$96.47	$91.98
Effect of oil hedges on average price (per Bbl)	$-	$-
Oil net of hedging (per Bbl)	$96.47	$91.98
Natural Gas (per Mcf)	$5.89	$4.95
Effect of natural gas hedges on average price (per Mcf)	$-	$-
Natural gas net of hedging (per Mcf)	$5.89	$4.95

Average Production Costs:
Oil (per Bbl)	$4.47	$4.49
Natural Gas (per Mcf)	$0.28	$0.28
Barrel of Oil Equivalent (Boe)	$4.44	$4.40

Reserves

We completed our initial reservoir engineering calculations as of June 30, 2011.  Preparation of our reserve report is outlined in our Sarbanes-Oxley Act Section 404 internal control procedures.  Our procedures require that our reserve report be prepared by a third-party registered independent engineering firm at the end of every year based on information we provide to such engineer.  Because we had no proven or probable reserves as of December 31, 2010, it was unnecessary to complete an initial reserve report at that time.  We accumulate historical production data for our wells, calculate historical lease operating expenses and differentials, update working interests and net revenue interests, obtain updated authorizations for expenditure (“AFEs”) from our operations department and obtain geological and geophysical information from operators.  This data is forwarded to our third-party engineering firm for review and calculation.  Our chief executive officer provides a final review of our reserve report and the assumptions relied upon in such report.

We have utilized Ryder Scott Company, LP (“Ryder Scott”), an independent reservoir engineering firm, as our third-party engineering firm with the preparation of our June 30, 2011 reserve report.  The selection of Ryder Scott is approved by our Audit Committee.  Ryder Scott is one of the largest reservoir-evaluation consulting firms and evaluates crude oil and natural gas properties and independently certifies petroleum reserves quantities for various clients throughout the United States and internationally. Ryder Scott has substantial experience calculating the reserves of various other companies with operations targeting the Bakken and Three Forks formations and, as such, we believe Ryder Scott has sufficient experience to appropriately determine our reserves.  Ryder Scott utilizes proprietary technology, systems and data to calculate our reserves commensurate with this experience.

The proved reserves tables below summarize our estimated proved reserves as of June 30, 2011, based upon reports prepared by Ryder Scott.  The reports of our estimated proved reserves in their entirety are based on the information we provide to them.  Ryder Scott is a Colorado Registered Engineering Firm (F-1580).  Our primary contact at Ryder Scott is Thomas E. Venglar, Senior Petroleum Engineer. Mr. Venglar is a State of Colorado Licensed Professional Engineer (License #28846).

In accordance with applicable requirements of the SEC, estimates of our net proved reserves and future net revenues are made using average prices at the beginning of each month in the 12-month period prior to the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation).

The reserves set forth in the Ryder Scott report for the properties are estimated by performance methods or analogy.  In general, reserves attributable to producing wells and/or reservoirs are estimated by performance methods such as decline curve analysis which utilizes extrapolations of historical production data.  Reserves attributable to non-producing and undeveloped reserves included in our report are estimated by analogy.  The estimates of the reserves, future production, and income attributable to properties are prepared using the economic software package PHDWin Petroleum Economic Evaluation Software, a copyrighted program of TRC Consultants, L.C.

To estimate economically recoverable crude oil and natural gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future of production rates.  Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined as of the effective date of the report.  With respect to the property interests we own, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, production taxes, recompletion and development costs and product prices are based on the SEC regulations, geological maps, well logs, core analyses, and pressure measurements.

The reserve data set forth in the Ryder Scott report represents only estimates, and should not be construed as being exact quantities.  They may or may not be actually recovered, and if recovered, the actual revenues and costs could be more or less than the estimated amounts.  Moreover, estimates of reserves may increase or decrease as a result of future operations.

Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner.  There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values, including many factors beyond our control.  The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment.  As a result, estimates of different engineers, including those used by us, may vary.  In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing crude oil and natural gas prices, operating costs and other factors.  The revisions may be material.  Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based.  Our estimated net proved reserves, included in our SEC filings, have not been filed with or included in reports to any other federal agency.

We expect that our proved undeveloped reserves will continue to be converted to proved developed producing reserves as additional wells are drilled within our acreage.  For our initial reserve analysis we only included proved undeveloped reserves that were permitted or drilling.  We do not have any material amounts of proved undeveloped reserves that have remained undeveloped for five years or more.

SEC Pricing Proved Reserves(1)

	Crude Oil (barrels)	Natural Gas (Mcf)	Total (BOE)(2)	Pre-Tax PV10% Value(3)
PDP Properties	178,438	80,584	191,869	6,120,624
PDNP Properties	-	-	-	-
PUD Properties	19,876	13,814	22,178	159,821
Total Proved Properties	198,314	94,398	214,047	6,280,445

(1)
The SEC Pricing Proved Reserves table above values crude oil and natural gas reserve quantities and related discounted future net cash flows as of June 30, 2011 assuming a constant realized price of $81.08 per barrel of crude oil and a constant realized price of $4.00 per Mcf of natural gas. The values presented in both tables above were calculated by Ryder Scott.

(2)	BOE are computed based on a conversion ratio of one BOE for each barrel of crude oil and one BOE for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

(3)
Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable standardized financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe Pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our crude oil and natural gas properties. We further believe investors may utilize our Pre-tax PV10% as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our crude oil and natural gas properties and acquisitions. However, Pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our Pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our crude oil and natural gas reserves.  The pre-tax PV10% values of our Total Proved Properties in the tables above differ from the tables reconciling our pre-tax PV10% value on the following page of this Annual Report due to rounding differences in certain tables of Ryder Scott’s reserve report.

The tables above assume prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or federal income taxes. The “Pre-tax PV10%” values of our proved reserves presented in the foregoing tables may be considered a non-GAAP financial measure as defined by the SEC.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of crude oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, our actual realized price for our crude oil and natural gas is not likely to average the pricing parameters used to calculate our proved reserves. As such, the crude oil and natural gas quantities and the value of those commodities ultimately recovered from our properties will vary from reserve estimates.

Depletion of Oil and Natural Gas Properties

Our depletion expense is driven by many factors including certain exploration costs involved in the development of producing reserves, production levels and estimates of proved reserve quantities and future developmental costs.  The following table presents our depletion expenses for the three and six months ended June 30, 2011.

	For the Three Months Ended June 30, 2011	For the Six Months Ended June 30, 2011

Depletion of oil and natural gas properties	$68,382	$104,530

Productive Oil Wells

The following table summarizes gross and net productive oil wells by state at June 30, 2011.  A net well represents our percentage ownership of a gross well.  The following table does not include wells in which our interest is limited to royalty and overriding royalty interests.  The following table also does not include wells which were awaiting completion, in the process of completion or awaiting flow back subsequent to fracture stimulation.

	June 30, 2011
	Gross	Net

North Dakota	11	0.45

Results of Operations for the Three Months Ended June 30, 2011 and the Period from April 9, 2010 (Inception) to June 30, 2010

The following table summarizes selected items from the statement of operations for the three months ended June 30, 2011 and the period from April 9, 2010 (Inception) to June 30, 2010.

	For the three months ended June 30, 2011	April 9, 2010 (Inception) to June 30, 2010	Increase / (Decrease)

Oil and gas sales	$250,590	$-	$250,590

Operating expenses:
Production expenses	11,352	-	11,352
Production taxes	27,573	-	27,573
General and administrative	489,109	339,530	149,579
Depletion of oil and gas properties	68,382	-	68,382
Accretion of discount on asset retirement obligations	146	-	146
Depreciation and amortization	2,960	619	2,341
Total operating expenses:	599,522	(340,149)	259,373

Net operating loss	(348,932)	(340,149)	8,783

Total other income (expense)	(124,281)	(6,484)	117,797

Loss before provision for income taxes	(473,213)	(346,633)	126,580

Provision for income taxes	57,900	-	57,900

Net (loss)	$(415,313)	$(346,633)	$68,680

The Company was established on April 9, 2010 (Inception) and had limited operations during the period from April 9, 2010 (Inception) to June 30, 2010.  We did not begin acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trends in North Dakota until October of 2010.  As such, there were no comparative oil and gas related revenues and expenses during the period from April 9, 2010 (Inception) to June 30, 2010.

Revenues:

We recognized $250,590 in revenues from sales of crude oil and natural gas for the three months ended June 30, 2011.  These revenues are due to the drilling and development of producing wells.  We had eleven gross producing wells as of June 30, 2011, and an additional thirteen wells that were either in the drilling preparation, drilling, awaiting completion, or completing stages.

Expenses:

Production Expenses and Taxes

Our production expenses and taxes of $11,352 and $27,573 for the three months ended June 30, 2011 are comprised of certain production costs involved in the development of producing reserves in the Bakken formation.  Combined they represent approximately 16% of the oil and gas sales for the three month period ended June 30, 2011.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2011 were $489,109, compared to $339,530 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $149,579, or 44%.  Our increase in general and administrative expenses was primarily due to increased compensation of employees and professionals needed to support our expanding operations as we grew our oil and gas operations.

Depletion of Oil and Natural Gas Properties

Our depletion expense is driven by many factors, including certain exploration costs involved in the development of producing reserves, production levels and estimates of proved reserve quantities and future developmental costs.  We obtained an independent engineering reserve report as of June 30, 2011 to calculate our depletion rate.  Our estimated depletion rate was determined based on the results of the engineering report.  We recognized depletion expense of $68,382 for the three months ended June 30, 2011.

Depreciation

Depreciation expense for the three months ended June 30, 2011 was $2,960, compared to $619 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $2,341, or 378%.  The increased depreciation expense was due to the additional depreciation associated with the purchase of office equipment in 2011.  We anticipate quarterly depreciation of approximately $4,000 through the remainder of the year for 2011.

Net Operating Loss

The net operating loss for the three months ended June 30, 2011 was $348,932, compared to $340,149 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $8,783, or 3%.  Our net operating loss consisted primarily of professional fees, officer salaries and depletion expense, netted against our oil and gas income, as we aggressively expanded our oil and gas business.

Other Income and (Expenses)

Other income and (expenses) for the three months ended June 30, 2011 was ($124,281), compared to ($6,484) for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $117,797, or 1,817%.  The net other income and (expenses) for the three months ended June 30, 2011 consisted of $256 of interest income earned on money market accounts, ($25,490) of interest expense, consisting of ($21,772) of expenses incurred on the issuances of 500,000 warrants, as well as, ($3,718) of professional fees incurred in obtaining a revolving credit and security agreement.  We also incurred a loss of ($1,061) on the disposal of assets, and ($97,686) of indemnification expenses to Ante4, Inc. related to payments made pursuant to previously unidentified tax obligations prior to our spin-off on April 16, 2010.  Our net other income and (expenses) for the period from April 9, 2010 (Inception) to June 30, 2010 consisted of $2,056 of interest income earned on money market accounts and ($8,540) of interest expense related to short term loan obligations that were subsequently repaid and satisfied in full.

Net Loss

The net loss for the three months ended June 30, 2011 was $415,313, compared to $346,633 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $68,680, or 20%.  Our net loss consisted primarily of professional fees, officer salaries and stock support services expense, netted against our oil and gas income and change in provision for income taxes, as we aggressively expanded our oil and gas operations.

Results of Operations for the Six Months Ended June 30, 2011 and the Period from April 9, 2010 (Inception) to June 30, 2010

The following table summarizes selected items from the statement of operations for the six months ended June 30, 2011 and the period from April 9, 2010 (Inception) to June 30, 2010.

	For the six months ended June 30, 2011	April 9, 2010 (Inception) to June 30, 2010	Increase / (Decrease)

Oil and gas sales	$347,530	$-	$347,530

Operating expenses:
Production expenses	16,975	-	16,975
Production taxes	37,003	-	37,003
General and administrative	857,986	339,530	518,456
Depletion of oil and gas properties	104,530	-	104,530
Accretion of discount on asset retirement obligations	266	-	266
Depreciation and amortization	6,082	619	5,463
Total operating expenses:	(1,022,842)	(340,149)	682,693

Net operating loss	(675,312)	(340,149)	335,163

Total other income (expense)	(123,125)	(6,484)	116,641

Loss before provision for income taxes	(798,437)	(346,633)	451,804

Provision for income taxes	332,200	-	332,200

Net (loss)	$(466,237)	$(346,633)	$119,604

The Company was established on April 9, 2010 (Inception) and had limited operations during the period from April 9, 2010 (Inception) to June 30, 2010.  We did not begin acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trends in North Dakota until October of 2010.  As such, there were no comparative oil and gas related revenues and expenses during the period from April 9, 2010 (Inception) to June 30, 2010.

Revenues:

We recognized $347,530 in revenues from sales of crude oil and natural gas for the six months ended June 30, 2011.  These revenues are due to the drilling and development of producing wells.  We had eleven gross producing wells as of June 30, 2011, and an additional thirteen wells that were either in the drilling preparation, drilling, awaiting completion, or completing stages.

Expenses:

Production Expenses and Taxes

Our production expenses and taxes of $16,975 and $37,003 for the six months ended June 30, 2011 are comprised of certain production costs involved in the development of producing reserves in the Bakken formation.  Combined they represent approximately 16% of the oil and gas sales for the six month period ended June 30, 2011.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2011 were $857,986, compared to $339,530 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $518,456, or 153%.  Our increase in general and administrative expenses was primarily due to increased compensation of employees and professionals needed to support our expanding operations as we grew our oil and gas operations.

Depletion of Oil and Natural Gas Properties

Our depletion expense is driven by many factors, including certain exploration costs involved in the development of producing reserves, production levels and estimates of proved reserve quantities and future developmental costs.  We obtained an independent engineering reserve report as of June 30, 2011 to calculate our depletion rate.  Our estimated depletion rate was determined based on the results of the engineering report. We recognized depletion expense of $104,530 for the six months ended June 30, 2011.

Depreciation

Depreciation expense for the six months ended June 30, 2011 was $6,082, compared to $619 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $5,463, or 883%.  The increased depreciation expense was due to the additional depreciation associated with the purchase of office equipment in 2011.  We anticipate quarterly depreciation of approximately $4,000 through the remainder of the year for 2011.

Net Operating Loss

The net operating loss for the six months ended June 30, 2011 was $675,312, compared to $340,149 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $335,163, or 99%.  Our net operating loss consisted primarily of professional fees, officer salaries and depletion expense, netted against our oil and gas income, incurred as we expanded our oil and gas business.

Other Income and (Expenses)

Other income and (expenses) for the six months ended June 30, 2011 was ($123,125), compared to ($6,484) for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $116,641, or 1,799%.  The net other income and (expenses) for the six months ended June 30, 2011 consisted of $1,412 of interest income earned on money market accounts, ($25,490) of interest expense, consisting of ($21,772) of expenses incurred on the issuances of 500,000 warrants, as well as, ($3,718) of professional fees incurred in obtaining a revolving credit and security agreement.  We also incurred a loss of ($1,061) on the disposal of assets, and ($97,686) of indemnification expenses to Ante4, Inc. related to payments made pursuant to previously unidentified tax obligations prior to our spin-off on April 16, 2010.  Our net other income and (expenses) for the period from April 9, 2010 (Inception) to June 30, 2010 consisted of $2,056 of interest income earned on money market accounts and ($8,540) of interest expense related to short term loan obligations that were subsequently repaid and satisfied in full.

Net loss

The net loss for the six months ended June 30, 2011 was $466,237, compared to $346,633 for the period from April 9, 2010 (Inception) to June 30, 2010, an increase of $119,604, or 35%.  Our net loss consisted primarily of professional fees, officer salaries and stock support services expense, netted against our oil and gas income and change in provision for income taxes, as we aggressively expanded our oil and gas operations.

Liquidity and capital resources

The following table summarizes our total current assets, liabilities and working capital at June 30, 2011 and December 31, 2010.

	June 30, 2011	December 31, 2010
Current Assets	$2,911,915	$8,888,881

Current Liabilities	$4,569,884	$892,628

Working Capital (Deficit)	$(1,657,969)	$7,996,253

While we have raised capital to meet our working capital and financing needs in the past, additional financing will be required in order to meet our current and projected cash requirements for the operation of our oil and gas business.  As of June 30, 2011, we had working capital (deficit) of ($1,657,969).

On July 26, 2011, we closed on a Securities Purchase Agreement (the “Purchase Agreement”) with multiple accredited investors (the “Purchasers”) to sell 6,142,500 units (“Units”) at a price of $1.00 per Unit, with each Unit consisting of one share of our common stock and a five-year warrant to purchase one-half of one share of the Company’s common stock for a total of 3,071,250 shares at an exercise price of $1.50 per share (the “Offering”).  The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of common stock equals or exceeds $2.50 per share for ten (10) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption and provided that a resale registration statement with respect to common stock issuable upon exercise of the warrants is declared effective.  Net proceeds to the Company from the sale of the Units, after deducting selling commissions and offering expenses, were approximately $5.6 million.

The Company agreed to pay the agents in connection with the offering an aggregate fee equal to 7.0% of the gross proceeds from the sale of the Units in the Offering.  Additionally, the Company will be required to issue warrants to purchase an aggregate of 307,125 shares of the Company’s common stock at an exercise price of $1.00 per share to the agents.

Revolving Credit Facility

Our revolving credit facility provides $10 million in financing to be made available for drilling projects on our North Dakota Bakken and Three Forks projects.  The facility is secured by substantially all of our assets and matures on May 2, 2014. We may draw on the facility seven times, repay amounts outstanding three times, and terminate the facility without penalty one time.  The facility provides that minimum advances must exceed $500,000 and requires Ante5, upon each draw, to provide the Lender with a compliance certificate that, along with other usual and customary financial covenants, states that Ante5 has at least twelve months interest coverage on its balance sheet in cash.

The facility is secured by substantially all our assets.  The facility requires us to maintain available cash in an amount not less than 12 months of then scheduled payment of interest on outstanding advances.

Interest on advances is payable quarterly.  Interest accrues on outstanding principal at the rate of 19% per annum, provided that we may in our sole discretion, elect to pay:

●	100% of the interest due and owing on each interest payment date in cash or
●	interest in cash at a rate per annum equal to 15% and to defer and add to the principal amount of the advances the balance of the interest due and owing, which we refer to as contingent interest.

If we elect the contingent interest option, each lender then has the option to either:

●	permit contingent interest to be deferred and added as an advance to the principal amount of such lender’s advances, or
●
be paid the contingent interest proposed for deferral in shares of our common stock having a value equal to the proposed deferral amount with respect to such lender’s advances.  The value of the shares of common stock issued will be equal to 85% of the average last sale price of the common stock that is quoted during the five trading days immediately preceding the last day of the calendar quarter for which the contingent interest payment is due.

In connection with the closing of the credit facility on May 2, 2011, we issued to each Lender a five-year warrant to purchase a number of shares our common stock equal to an amount determined by multiplying 500,000 by such Lender’s commitment percentage, at an exercise price per share equal to $0.95 per share.  In the event of a Lender default (i.e. failure to fund its pro rata commitment), the interest rate on such defaulting Lender’s advances (but not on any non-defaulting Lender’s advances) is automatically reduced from 19% to 12% per annum, and we have all other remedies available at law or in equity.  In addition, if the Lender default occurs prior to the earlier to occur of (i) May 2, 2012, or (ii) the date the defaulting Lender has made advances in an amount greater than fifty percent (50%) of its commitment amount, we are entitled to cancel all of the defaulting Lender’s then-outstanding warrant and shares of our common stock issued or issuable upon the exercise of the warrant.

Morris Goldfarb, one of our directors, is participating as a Lender through the Agent with a commitment amount of $1.5 million in the facility.  In consideration for his participation through the Agent, Mr. Goldfarb was issued 75,000 warrants (his pro-rata share as a Lender) with an exercise price of $0.95 per share with the same terms and conditions as the other warrants issued in connection with the closing of the Credit Agreement.

Other

On March 18, 2011 a total of 24,000 options were exercised for total proceeds of $7,800.  The shares were subsequently issued on April 4, 2011.

On May 18, 2011 a total of 24,000 options were exercised by our chief executive officer in exchange for total proceeds of $7,800.

We raised capital in 2010 for our oil and gas investments through a combination of private sales of our common stock and purchase money equity (shares of our common stock) issued to the sellers of oil and gas properties to us.  We anticipate additional capital or financing activities in 2011 and in future years to finance the costs of acquiring additional oil and gas acreage, which we intend to pursue.  We plan to utilize the proceeds to acquire properties and pay for the related drilling, completion and operating costs on our oil and gas prospects.  For drilling costs, we entered into a revolving credit agreement in May 2011.  We believe this facility will provide financing needed to fund our drilling needs for 2011.  However, we will continue to monitor our needs and increase or replace credit facility when necessary.  Should we not be able to secure additional financing when needed, we may not be able to grow and may be required to reduce the scope of our operations, any of which could have a material adverse effect on our business.  Our future capital requirements will depend on many factors, including the identification of additional oil and gas acreage and expansion opportunities, the frequency of drilling activities on our prospects, the cost and availability of third-party capital or financing, and our revenues, cash flow and operating costs.

We anticipate that we may incur operating losses in the next twelve months.  Although our revenues are expected to grow as our wells are placed into production, our revenues are not expected to exceed our investment and operating costs in 2011.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations.  To address these risks, we must, among other things, seek growth opportunities through investment and acquisitions in the oil and gas industry, effectively monitor and manage our claims for payments that are owed to us, implement and successfully execute our business strategy, respond to competitive developments, and attract, retain and motivate qualified personnel.  We cannot assure that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business prospects, financial condition and results of operations.

Satisfaction of Our Cash Obligations for the Next 12 Months

As of June 30, 2011, our balance of cash and cash equivalents was $2,236,014.  In addition, on July 26, 2011, we received aggregate proceeds of $6,142,500, before deduction of commissions and other expenses, from the sale of Units representing a combination of common stock and warrants.  Our plan for satisfying our cash requirements for the next twelve months is through sale of shares of our common stock, third party financing, and/or traditional bank financing.  We may realize proceeds from our Royalty Stream payable to us by Peerless Media, Ltd. or from our lawsuit against Deloitte Touche, although we are not currently relying on those revenue sources because of our disputes with them.  Furthermore, royalties in excess of the minimum guarantee on the Royalty Stream are contingent on revenues earned by Peerless Media under the World Poker Tour brand name.  There is no assurance as to whether, or when, we will be paid royalties under our agreement with Peerless Media, Ltd. See “Part II, Item 1. Legal Proceedings.”

Summary of Product and Research and Development that We Will Perform for the Term of our Plan

We are not anticipating significant research and development expenditures in the near future.

Expected Purchase or Sale of Plant and Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment as such items are not required by us at this time.

Significant Changes in the Number of Employees

As of June 30, 2011, we had three employees, our chief executive officer, Bradley Berman, and our chief operating officer, Joshua Wert, and our chief financial officer, James Moe.  We added a fourth employee in July of 2011, and intend to hire additional employees as demand necessitates as we expand operations.  Currently, there are no organized labor agreements or union agreements and we do not anticipate any in the future.

Assuming we are able to expand our oil and gas business and continue to acquire more mineral leases, we may need to hire additional employees.  In the interim, we intend to use the services of independent consultants and contractors to perform various professional services when appropriate.  We believe the use of third-party service providers may enhance our ability to control general and administrative expenses and operate efficiently.

Contractual Obligations and Commitments

As of June 30, 2011 and December 31, 2010, we did not have any material long-term debt obligations, capital lease obligations, operating lease obligations or purchase obligations requiring future payments.

Off-Balance Sheet Arrangements

In connection with the transfer of the Ante5 assets to us, we assumed certain liabilities of Ante4 relating to the previous WPT business.  We also agreed to indemnify Ante4 and related individuals from (a) liabilities and expenses relating to operations of Ante4 prior to the effective date of the merger between Ante4 and Plains Energy Investments, Inc., (b) operation or ownership of Ante5’s assets after the merger effective date, and (c) certain tax liabilities of Ante4. Ante5’s obligation to indemnify Ante4 for operations before the merger and such tax liabilities is limited to $2.5 million in the aggregate and terminates on or about April 15, 2012.

Effects of Inflation and Pricing

The crude oil and natural gas industry is very cyclical and the demand for goods and services of crude oil field companies, suppliers and others associated with the industry put extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for crude oil and natural gas increase, so do all associated costs. Conversely, in a period of declining prices, associated cost declines are likely to lag and may not adjust downward in proportion. Material changes in prices also impact our current revenue stream, estimates of future reserves, impairment assessments of crude oil and natural gas properties, and values of properties in purchase and sale transactions. Material changes in prices can impact the value of crude oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, higher prices for crude oil and natural gas could result in increases in the costs of materials, services and personnel.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Crude oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and gas have been volatile, and these markets will likely continue to be volatile in the future. The prices we receive for our production depend on numerous factors beyond our control. Our revenue during 2010 generally would have increased or decreased along with any increases or decreases in crude oil or natural gas prices, but the exact impact on our income is indeterminable given the variety of expenses associated with producing and selling oil that also increase and decrease along with oil prices.

Interest Rate Risk

Increased interest rates could have a negative impact on our business model, results of operation, and financial position.

OUR BUSINESS

Overview

Ante5, Inc. became an independent company in 2010 when the spin-off from our former parent company, Ante4, Inc. (now Voyager Oil & Gas, Inc.), became effective.  We became a publicly traded company when our shares began trading on July 1, 2010 in the over-the-counter-markets.  Since October 2010, we have been engaged in the business of acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trend in North Dakota and Montana.  Our strategy is to participate in the exploration, development and production of oil and gas reserves as a non-operating working interest owner in a growing, diversified portfolio of oil and gas wells.  We aggressively seek to accumulate mineral leases to position us to participate in the drilling of new wells on a continuous basis.  We plan to occasionally purchase working interests in producing wells.

We also inherited interests from our former parent company prior to our spin off.  These historical interests relate to our former parent company’s business as WPT Enterprises, Inc., when it created internationally branded products through the development, production and marketing of televised programming based on gaming themes.  The primary historical gaming asset is our license agreement with a subsidiary of PartyGaming, PLC, an international online casino gaming company.  We are entitled to royalty payments from that license agreement.  We manage our historical interests to monetize them.

Our common stock is currently traded on the OTCQB and OTCBB under the trading symbol “ANFC.”

Business

Our focus is the acquisition, exploration, development and production of crude oil and natural gas properties, primarily in the Bakken and Three Forks trends in North Dakota and Montana.  As of June 30, 2011, we control approximately 9,640 net acres in the Williston Basin and owned working interests in 24 gross wells representing 0.70 of a net well that are preparing to drill, drilling, awaiting completion, completing or producing as of June 30, 2011.  Eleven of our wells are producing, and the other thirteen are either preparing to drill, drilling, awaiting completion or completing. We control some properties in which we may have control of the drilling unit.  We currently anticipate selling or trading some of the acres within these properties in order for our ownership to be reduced so that the we would not have control of the drilling unit or entering into other arrangements in order to not be the operator of such drilling units.

Through alliances we have with partners on the ground in the Williston Basin region, we believe that we are able to create value through opportunistic acreage acquisitions. We believe our business model enhances our ability to identify and acquire high value acreage in the rapidly expanding Bakken and Three Forks trend.  Because we purchase smaller interests in multiple drilling units, we are able to diversify our risk across numerous wells in these geographic regions.  We believe that our prospective success revolves around our ability to acquire mineral rights and participate in drilling activities by virtue of our ownership of such rights and through the relationships we have developed with our operating partners.

As a non-operating working interest partner, we participate in drilling activities primarily on a heads-up basis.  Before a well is spud, an operator is required to offer all mineral lease owners in the designated well spacing unit the right to participate in the drilling and production of the well.  Drilling costs and revenues from oil and gas sales are split pro-rata based on acreage ownership in the designated drilling unit.  We rely on our operator partners to identify specific drilling sites, permit, and engage in the drilling process.  As a non-operator we are focused on maintaining a low overhead structure.

Production Methods

We primarily engage in crude oil and natural gas exploration and production by participating on a pro-rata basis with operators in wells drilled and completed in spacing units that include our acreage.  We are generally a minority working interest owner in our wells. We typically depend on drilling partners to propose, permit and engage the drilling of wells. Prior to commencing drilling, our partners are required to provide all owners of mineral interests within the designated spacing unit the opportunity to participate in the drilling costs and revenues of the well to the extent of their pro-rata share of such interest within the spacing unit. We will assess each drilling opportunity on a case-by-case basis going forward.  We will participate in wells that we expect to meet our return thresholds based upon our estimates of ultimate recoverable crude oil and natural gas.  In 2010, we participated in the drilling of all new wells that included any of our acreage. At present time, we expect to participate in substantially all, if not all, of the wells proposed to us.

We do not manage our commodities marketing activities internally, but our operating partners generally market and sell crude oil and natural gas produced from wells in which we have an interest. Our operating partners coordinate the transportation of our crude oil production from our wells to appropriate pipelines pursuant to arrangements that such partners negotiate and maintain with various parties purchasing the production. We understand that our partners generally sell our production to a variety of purchasers at prevailing market prices under separately negotiated short-term contracts. The price at which production is sold generally is tied to the spot market for crude oil.  Williston Basin Light Sweet Crude from the Bakken source rock is generally 41-42 API crude oil and is readily accepted into the pipeline infrastructure.  Due to location of Bakken and current infrastructure, our realized sale price for oil is typically reduced from the published spot market rates to account for selling and transportation costs.

Competition

The crude oil and natural gas industry is intensely competitive, and we compete with numerous other crude oil and natural gas exploration and production companies.  Most of these companies have substantially greater resources than we have. Our competitors not only explore for and produce crude oil and natural gas, but many also conduct midstream and refining operations and market petroleum products on a regional, national or worldwide basis. These additional operations may enable them to pay more for exploratory prospects and productive crude oil and natural gas properties than us. They also may have more resources to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

Our larger or integrated competitors may have the resources to absorb the burden of existing and changing federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to discover reserves and acquire additional properties in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, we may be at a disadvantage in acquiring crude oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in our industry.

Marketing and Customers

The market for crude oil and natural gas depends on factors beyond our control, including the extent of domestic production and imports of crude oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for crude oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The crude oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our crude oil production is expected to be sold at prices tied to the spot crude oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We rely on our operating partners to market and sell our production. We anticipate our operating partners will include a variety of exploration and production companies, from large publicly-traded companies to small, privately-owned companies.

Principal Agreements Affecting Our Ordinary Business

We do not own any physical real estate, but, instead, our acreage is comprised of leasehold interests subject to the terms of lease agreements that provide our company the right to drill and maintain wells in specific geographic areas. Substantially all of our lease arrangements that comprise our acreage positions are established using industry-standard terms that have been established and used in the crude oil and natural gas industry for many years.  Most of our leases are acquired from other parties that obtained the leasehold interest from the original mineral owner prior to our acquisition of the leasehold interest.

In general, our lease agreements stipulate three to five year terms including extension options. Bonuses and royalty rates are negotiated on a case-by-case basis consistent with industry standard pricing. Once a well is drilled and production established, the acreage in a well’s drilling unit is considered “held by production,” meaning the lease on that particular acreage continues as long as oil or gas is being produced. Generally, other locations within the drilling unit created for a well may also be drilled at any time with no time limit as long as the lease is held by production. Given the current pace of drilling in the Bakken play at this time, we do not believe lease expiration issues will materially affect our North Dakota position.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations and limitations impacting the crude oil and natural gas exploration and production industry as a whole.

Regulation of Crude Oil and Natural Gas Production

Our crude oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, North Dakota and Montana require permits for drilling operations, drilling bonds and reports concerning operations, and impose other requirements relating to the exploration and production of crude oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of crude oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the crude oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

●	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

●	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

●	impose substantial liabilities for pollution resulting from its operations.

The permits required for our operations and properties may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines and injunctions. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations of them could have a significant impact on our company, as well as the crude oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act, or  CERCLA, and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes govern the disposal of “solid waste” and “hazardous waste,” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations and properties may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain crude oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act, or ESA seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations and properties will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject our company to significant expenses or could force our company to discontinue certain operations.

Climate Change

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to crude oil and natural gas exploration and production. Many states and the federal government have enacted legislation directed at controlling greenhouse gas emissions.  Future legislation and regulation could impose additional restrictions in connection with our drilling and production activities and favor use of alternative energy sources, which could increase operating costs and reduce demand for crude oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

Our Historical Interests

General

When operating WPT Enterprises, Inc., or WPT, Ante4 created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes.  In January 2008, Ante4 launched ClubWPT.com, a subscription-based online poker club targeted to the estimated 60 million poker players in the United States.  Ante4 also licensed its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and was engaged in the sale of corporate sponsorships.  All of these entertainment and consumer products businesses were sold in November 2009 to PartyGaming, PLC in Ante4’s transaction with Peerless Media, Ltd., a wholly owned subsidiary of PartyGaming.  PartyGaming is one of the largest online gaming companies in the world.  In the transaction, PartyGaming assumed an affirmative obligation to generate online gaming and other revenue with the WPT brand in order to generate royalty revenues, which we refer to as the Royalty Stream.

Royalty Stream

Our principal historical asset is now a royalty stream which consists of, in perpetuity from the closing of the transaction with Peerless Media, 5% of gross gaming revenue and 5% of other revenue generated by our business and assets sold to PartyGaming in the transaction, which we refer to as the Royalty Stream.  “Gross gaming revenue” means all revenue of PartyGaming and its affiliates generated by our sold business and assets that are attributable to gaming, less certain taxes.  “Other revenue” means all revenues of PartyGaming and its affiliates generated by our sold business and assets, other than gross gaming revenue, less certain taxes and certain out-of-pocket expenses incurred by PartyGaming or its affiliates.  Although the Royalty Stream will be ongoing in perpetuity, PartyGaming has guaranteed a minimum payment to us of $3 million for such Royalty Stream over the three-year period following the closing of the transaction.  This minimum payment of $3 million has no impact on royalty payments subsequent to the three year period.  The Royalty Stream is an obligation of Peerless Media and its immediate parent company, ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming.

PartyGaming is depositing 20% of the Royalty Stream into an escrow account over the two years following the closing of the transaction to secure our indemnification obligations and other obligations to PartyGaming in connection with the transaction.  These indemnification obligations cover potential damages and lost profits as a result of a misrepresentation or breach of any representation or warranty, or the failure by us to fulfill any covenant contained in the asset purchase agreement in the transaction.  Damages must exceed $150,000 before we are required to pay the claims and the aggregate damages may not exceed $9 million.  In addition, our former president, chief executive officer and secretary, Steve Lipscomb, will receive 5% of the Royalty Stream in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by WPT’s board of directors in February 2009.  We are currently in a dispute with Peerless Media, Ltd., a subsidiary of ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming, PLC, regarding its lack of performance under our agreement with it.  See “Legal Proceedings.”

Our historical interests also include our contingent claims and interests relating to a lawsuit currently pending by Ante4 against its former auditors, Deloitte & Touche, LLP.

In connection with the transfer of the historical interests to us, we assumed certain liabilities of Ante4 relating to the previous WPT business.  We also agreed to indemnify Ante4 and related individuals from (a) liabilities and expenses from certain operations of Ante4 prior to the effective date of its merger with Plains Energy Investments, Inc. in April 2010, (b) operation or ownership of the historical interests after the merger effective date, and (c) certain tax liabilities of Ante4.  Our obligation to indemnify Ante4 is limited to $2.5 million and terminates on or about April 15, 2012.

Employees

As of June 30, 2011, we had three full-time employees, our chief executive officer, Bradley Berman, and our chief operating officer, Joshua Wert, and our chief financial officer, James Moe.  We added a fourth full-time employee in July of 2011, and intend to hire additional employees as demand necessitates as we expand operations. Our chief executive officer and chairman, Bradley Berman, is responsible for all material policy-making decisions, with the support of James Moe, our chief financial officer, and Joshua Wert, our chief operating officer. As drilling and production activities continue to increase, we may hire additional technical or administrative personnel as appropriate. We are using and will continue to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services and reservoir engineering. We believe that this use of third-party service providers enhances our ability to contain general and administrative expenses.

DESCRIPTION OF PROPERTY

Executive Offices

Our executive offices are located at 10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota 55305. Our office space consists of approximately 700 square feet leased pursuant to an office sublease agreement that commenced in December 2010.  Our payment under the sublease is approximately $1,200 per month including operating expenses and taxes.  The sublease runs through March 2012.  The owner of the building in which we are located is a company wholly owned by our chief executive officer.  We believe our current office space is sufficient to meet our needs for the foreseeable future.

Leasehold Properties

As of June 30, 2011, Ante5 controls approximately 9,640 net acres in the Bakken and Three Forks Trends in NorthDakota.  The leases we control have a minimum term of three years.

Acreage

The following table summarizes our estimated gross and net developed and undeveloped acreage by state and resource play at June 30, 2011. Net acreage represents our percentage ownership of gross acreage.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
North Dakota:
Bakken and Three Forks Trends	3,083	535	42,079	9,104	45,162	9,640
Total:	3,083	535	42,079	9,104	45,162	9,640

Undeveloped Acreage

The following table sets forth the number of gross and net undeveloped acres as of June 30, 2011 that will expire over the next three fiscal years unless production is established within the spacing units covering the acreage prior to the expiration dates:

	Expiring 2012		Expiring 2013		Expiring 2014
	Gross	Net	Gross	Net	Gross	Net
North Dakota:
Bakken and Three Forks Trends	--	--	17,737	3,119	12,694	5,399
Total:	--	--	17,737	3,119	12,694	5,399

Of the net acres that expire in 2013 and 2014, 59% and 52% of the acres leased have an option to extend the lease, respectively.

Productive Oil Wells

The following table summarizes gross and net productive oil wells by state at June 30, 2011. A net well represents our fractional working ownership interest of a gross well. The following table also does not include wells that were awaiting completion, in the process of completion or awaiting flow back subsequent to fracture stimulation.

	June 30, 2011
	Gross	Net
North Dakota:
Bakken and Three Forks Trends	11	0.45
Total:	11	0.45

Exploratory Oil Wells

The following table summarizes gross and net exploratory wells as of June 30, 2011.  The wells are at various stages of completion and the costs incurred are included in unevaluated oil and gas properties on our balance sheet.

	June 30, 2011
	Gross	Net

	5	0.10
Total:	5	0.10

Research and Development

We do not anticipate performing any significant product research and development under our plan of operation.

Delivery Commitments

We do not currently have any delivery commitments for product obtained from our wells.

LEGAL PROCEEDINGS

Deloitte & Touche

Under our distribution (spin-off) agreement with Ante4, Inc., we were assigned rights under the claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles.  The case is being handled by our attorneys on a contingency fee arrangement. The complaint in the case was filed in June 2007 and alleges claims for, among other things, breach of contract and professional negligence against Deloitte & Touche, LLP (“Deloitte”).  The plaintiffs, former shareholders of WPT Enterprises, Inc. (“WPTE”), allege that Deloitte caused them substantial harm when Deloitte refused to consent to the use of its audit opinion letter in connection with WPTE proposed stock offering. The case is currently scheduled for trial in March 2012.

PartyGaming

We have a dispute with Peerless Media, Ltd., a subsidiary of ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming, PLC, regarding their performance of obligations with respect to the WPT Business purchased by it from Ante4 in November 2009.  Accordingly, we have initiated arbitration.  The arbitration was brought pursuant to the arbitration agreement contained in the Asset Purchase Agreement (“APA”) between Peerless, a wholly owned subsidiary of PartyGaming, Plc, now bwin.party digital entertainment Plc, and World Poker Tour Enterprises, Inc. (“WPTE”), a predecessor in interest to Ante5.  The arbitration arises out of alleged representations and assurances made by Peerless and Jim Ryan (“Ryan”) to WPTE during the negotiation phase of the asset purchase of WPTE, upon which WPTE purports to have relied to its detriment and which WPTE contends resulted in breach of contract as well as tortious harm.  Ante5 seeks legal and equitable relief, including punitive damages.

Arbitral proceedings are pending before Judicial Arbitration and Mediation Services (JAMS) in Los Angeles, California.  The arbitration demand was filed on March 18, 2011, and the arbitration commenced on March 28, 2011.  Ante5, Inc. is the claimant. Named respondents are Peerless Media, Ltd. and Ryan.  Ryan filed a complaint in the U.S. District Court for the Central District of California on April 11, 2011, for declaratory relief that he is not required to arbitrate Ante5’s claims against him.  The federal action is ongoing.  The parties are currently engaged in discovery. The arbitration hearing is scheduled for January 2012.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who arc our directors, executive officers and significant employees.

Name	Age	Position

Bradley Berman	40	Chief Executive Officer and Chairman of the Board of Directors
Joshua Wert	42	Chief Operating Officer and Corporate Secretary
James Moe	54	Chief Financial Officer
Morris Goldfarb(1)	60	Director
Benjamin S. Oehler(2)	63	Director

(1)	Member of audit committee and compensation committee.
(2)	Chairman of audit committee and compensation committee.

Bradley Berman has been a director of Ante5 since our inception and our chairman and chief executive officer since November 12, 2010.  He was our chief financial officer between November 12 and 15, 2010 and our corporate secretary from November 12, 2010 to February 22, 2011.  Mr. Berman is the president of King Show Games, Inc., a company he founded in 1998.  Mr. Berman has worked in various capacities in casino gaming from 1992 to 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc., achieving the position of Vice President of Gaming, after which he assumed a lesser role in that company.  Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) from August 2004 to November 2010.

Mr. Berman’s qualifications:

●	Leadership experience – Mr. Berman has been our chairman and chief executive officer since November 12, 2010 and he is the founder and president of King Show Games, Inc.

●	Finance experience – Mr. Berman is the founder and president of King Show Games, Inc. and has been supervising the financial management of Ante5 since November 2010.

●	Industry experience – Mr. Berman was a director of Voyager Oil & Gas, Inc. until November 2010. Ante5 is the first oil and gas company managed by Mr. Berman.

●	Education experience - Mr. Berman attended Mankato State University in Minnesota and University of Nevada at Las Vegas in Nevada concentrating in business and computer science.

Joshua Wert has been our chief operating officer since November 15, 2010 and our corporate secretary since February 22, 2011.  He was our interim chief financial officer from November 15, 2010 to March 14, 2011.  Prior to joining Ante5, Mr. Wert was a managing consultant for Operations, Human Resources and Finance at FRWD Co., a digital media service company founded in June 2009.  Mr. Wert was also the president of COPYCATS Media from 2003 to 2010, a media supplier to the independent musician and film maker market.  Mr. Wert was a senior manager of Simondelivers.com from 1999 to 2003, where he was responsible for efficiently managing the fulfillment of over 3,000 customer orders per day, as well as inventory controls, supply chain design, and product planning.  Mr. Wert was an associate with McKinsey & Company, a prominent business consulting firm, from 1997 to 1999.  Mr. Wert is and has been a member of the board of directors of Signature Bank since 2003.  He has a Bachelor of Science degree from University of Wisconsin, Madison and a Master of Business Administration from the Carlson School of Management (1997), as well as a Juris Doctorate from the University of Minnesota Law School (1997), where he was on Law Review in 1995 and 1996.

James Moe has been the chief financial officer of Ante5 since March 14, 2011.  Mr. Moe had previously been the chief financial officer of Northern Contours Inc., a multi-state manufacturing company located in Mendota Heights, Minnesota specializing in cabinet doors and work surfaces, since August 2005.  From January 2004 to August 2005, he was the chief financial officer of Trimodal Inc., a trucking and container handling company located in Bloomington, Minnesota, which operated in seven cities in the Midwest and East Coast.  From April 2000 to December 2003, Mr. Moe was the corporate controller of Simondelivers.com, a venture capital backed start-up company located in Golden Valley, Minnesota providing home delivery of groceries ordered over the internet.  From October 1994 to April 2000, he was the corporate controller of Recovery Engineering Inc., a high growth publicly traded manufacturer and distributor of small-scale water filters located in Brooklyn Park, Minnesota.  From November 1989 to October 1994, Mr. Moe was the controller of Standard Iron and Wire Works, a privately held multi-division metal fabricator operating three plants in Minnesota.  Upon graduating from the University of Minnesota with a Bachelor of Science degree in accounting in 1985, Mr. Moe worked as a senior accountant until November 1989 for Boulay, Heutmaker, Zibell & Company.

Morris Goldfarb has been a director of Ante5 since November 12, 2010, and a member of our audit committee and compensation committee since February 22, 2011.  He is chairman of the board and chief executive officer of G-III Apparel Group, Ltd., and has served as an executive officer and a director of G-III and its predecessors since the formation of the company in 1974.  G-III is a leading designer, manufacturer, and distributor of men’s and women’s apparel, handbags and luggage, with annual sales in excess of $1 billion. Mr. Goldfarb was also a member of the board of directors of Lakes Entertainment, Inc. from June 1998 until March 2010, and Panasia Bank, the first Korean-American commercial bank in New Jersey, from 1993 to 2000.  Mr. Goldfarb also holds the following positions:

●	Honorary Overseer on the Board of Overseers of the Benjamin N. Cardozo School of Law

●	Board of directors of The Educational Foundation for the Fashion Industries, Fashion Institute of Technology

●	Board of directors of RLJ Acquisitions, Inc.

●	Board of directors of Christopher and Banks Corporation

Mr. Goldfarb’s qualifications:

●	Leadership experience – Mr. Goldfarb brings to the board more than 25 years of operating and business experience managing G-III as an executive officer.

●	Industry experience - Mr. Goldfarb has participated as an independent director in several firms and organizations in a variety of other industries.

●	Education experience - Mr. Goldfarb holds a Bachelor of Science degree in marketing from Long Island University in New York.

Benjamin S. Oehler has been a director of Ante5 since November 16, 2010, and chairman of our audit committee and compensation committee since February 22, 2011.  Mr. Oehler is the president and founder of Bashaw Group, Inc., which he founded in 2007.  Bashaw Group advises business owners with regard to strategic planning, family health and education, business continuity, legacy, philanthropy and liquidity.  Prior to founding Bashaw Group, Mr. Oehler was from 1999 to 2007 the president and chief executive officer of Waycrosse, Inc., a financial advisory firm for the family owners of Cargill Incorporated.  While at Waycrosse, Mr. Oehler was the primary advisor to the five family members who were serving on the Cargill Incorporated board of directors from 1999 to 2006.  Mr. Oehler played a key role in two major growth initiatives for Cargill: the merger of Cargill’s fertilizer business into a public company which is now Mosaic, Inc., and the transformation of Cargill’s proprietary financial markets trading group into two major investment management companies: Black River Asset Management, LLC and CarVal Investors, LLC.  An investment banker for 20 years, Mr. Oehler’s transaction experience includes public offerings and private placements of debt and equity securities, mergers and acquisitions, fairness opinions and valuations of private companies.  Prior to joining Waycrosse, Mr. Oehler was an investment banker for Piper Jaffray.  By the time he left Piper Jaffray in 1999, he was group head for Piper’s Industrial Growth Team.  He has also played a leadership role in a number of corporate buy-outs and venture stage companies, served on corporate and non-profit boards of directors, and has been involved in the creation and oversight of foundations and charitable organizations, as well as U.S. trusts and off shore entities.

Mr. Oehler has been a board member and founder of many non-profit organizations including the Minnesota Zoological Society, Minnesota Landscape Arboretum, The Lake Country Land School, Greencastle Tropical Study Center, and University of Minnesota Investment Advisor, Inc.  He has been a director of Waycrosse, Inc., WayTrust Inc, Dain Equity Partners, Inc., Time Management, Inc., BioNIR, Inc. and Agricultural Solutions, Inc.  In September 2007, Mr. Oehler completed the Stanford University Law School Directors Forum, a three-day update on key issues facing corporate directors presented by the Stanford Business School and Stanford Law School.  From 1984 through 1999, Mr. Oehler was registered with the National Association of Securities Dealers (“NASD”) as a financial principal.  Mr. Oehler is a graduate of the University of Minnesota College of Liberal Arts and has completed all course work at the University of Minnesota Business School with a concentration in finance.

Mr. Oehler’s qualifications:

●
Leadership experience – Mr. Oehler is the president and founder of Bashaw Group, Inc. (2007 to present), was the president and chief executive officer of Waycrosse, Inc. (1999 to 2007).  He served as an investment banker for Piper Jaffray until 1999, achieving the position of group head of its Industrial Growth Team.

●	Industry experience – Mr. Oehler has been a director of Waycrosse, Inc., WayTrust Inc, Dain Equity Partners, Inc., Time Management, Inc., BioNIR, Inc. and Agricultural Solutions, Inc.

●	Education experience - Mr. Oehler is a graduate of the University of Minnesota College of Liberal Arts.

No director is required to make any specific amount or percentage of his business time available to us.  Each of our officers intends to devote such amount of his or her time to our affairs as is required or deemed appropriate by us.

2010 Stock Incentive Plan for the Directors, Officers, Employees and Key Consultants of Ante5, Inc.

Our board of directors voted unanimously to adopt the 2010 Stock Incentive Plan, or the Plan, for the directors, officers, employees and key consultants of Ante5, Inc., as amended, effective on June 10, 2010 and amended on February 22, 2011.  The Plan was ratified by the stockholders in February 28, 2011.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that our board of directors be independent.  However, in evaluating the independence of its members, we utilize the definition of “independence” as that term is defined by the NASDAQ Stock Market LLC.

Our board of directors believes that Messrs. Goldfarb and Oehler are “independent” directors, as that term is defined by the rules of the NASDAQ Stock Market LLC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the year ended December 2010 by our chief executive officer, our chief operating officer, and our former chief executive officer, president, and chief financial officer (the “Named Executive Officers”):

	Year	Salary ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Bradley Berman, Chief Executive Officer	2010	6,250	864,658		870,908

Joshua Wert, Chief Operating Officer(1)	2010	7,661	407,870		415,531

Steve Lipscomb, Former Chief Executive Officer, President, and Chief Financial Officer(2)	2010	29,167	19,475		48,642

(1)           Joshua Wert was also our interim chief financial officer from November 15, 2010 to March 14, 2011.

(2)           Effective November 12, 2010, Mr. Lipscomb voluntarily resigned as the chairman of the board of directors of Ante5 and as our chief executive officer, president, chief financial officer, and corporate secretary, but remained as an independent consultant to us with the same compensation arrangement that he had with us as an executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of December 31, 2010:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Bradley Berman, Chief Executive	12,000	--	$ 0.51	August 9, 2014
Officer	4,000	--	$ 0.29	May 30, 2017
	4,000	--	$ 0.08	May 22, 2018
	4,000	--	$ 0.05	May 20, 2019
	--	100,000(1)	$ 0.30	April 25, 2020
	--	1,000,000(2)	$ 1.00	November 11, 2020

Joshua Wert, Chief Operating	--	500,000(3)	$ 1.00	November 14, 2010
Officer(4)

Steve Lipscomb, Former Chief	125,000	--	$ 0.03	February 20, 2019
Executive Officer, President, and	--	100,000(1)	$ 0.30	April 25, 2010
Chief Financial Officer(5)

(1)    On April 26, 2010, we granted each of Bradley Berman and Steve Lipscomb 100,000 stock options as compensation for his service on the board of directors in 2010.  The options vest annually over three years in three equal installments, and the first annual installment vested on June 14, 2011. The options are exercisable until April 25, 2020 at an exercise price of $0.30 per share.

(2)    On November 12, 2010, we granted 1,000,000 stock options to our chief executive officer.  The options vest annually over three years beginning on November 12, 2011 and are exercisable until November 11, 2020 at an exercise price of $1.00 per share.

(3)    On November 15, 2010, we granted 500,000 stock options as compensation to Joshua Wert, our chief operating officer.  The options vest annually over three years beginning on November 15, 2011 and are exercisable until November 14, 2020 at an exercise price of $1.00 per share.

(4)    Joshua Wert was also our interim chief financial officer from November 15, 2010 to March 14, 2011.

(5)    Effective November 12, 2010, Mr. Lipscomb voluntarily resigned as the chairman of the board of directors of Ante5 and as our chief executive officer, president, chief financial officer, and corporate secretary, but remained as an independent consultant to us with the same compensation arrangement that he had with us as an executive officer.

On February 22, 2011, we granted 500,000 stock options to James Moe, our chief financial officer.  The options vest annually over three years beginning on March 14, 2012 and are exercisable until February 21, 2021 at an exercise price of $1.65 per share.

Option Exercises and Stock Vested

None of our executive officers exercised any stock options or acquired stock through vesting of an equity award during the fiscal year ended December 31, 2010.

2010 Stock Incentive Plan

Effective June 10, 2010, as amended on February 22, 2011, our board of directors adopted the Ante5, Inc. 2010 Stock Incentive Plan under which a total of 6,000,000 shares of our common stock have been reserved for issuance as restricted stock or pursuant to the grant and exercise of stock options. Our 2010 Stock Incentive Plan has been approved by the holders of a majority of our outstanding shares. We believe equity incentive awards motivate our employees to work to improve our business and stock price performance, thereby further linking the interests of our senior management and our stockholders. The board considers several factors in determining whether awards are granted to an executive officer, including corporate progress towards achieving objectives (without reference to any specific performance-related targets), individual experience and expertise, subjective factors related to corporate and individual performance, the executive’s position, his or her performance and responsibilities, and the amount of options or other awards, if any, currently held by the officer and their vesting schedule. Our policy prohibits backdating options or granting them retroactively.

Employment Agreements

We do not have any employment agreements with our Named Executive Officers or any other executive officer or employee of Ante5. None of them are eligible for specific benefits or payments if their employment or engagement terminates in a separation or if there is a change of control.

Director Compensation

The following table summarizes the compensation paid or accrued by us for the year ended December 31, 2010 to our directors.

Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Award	Option Awards(1)	Non-Equity Incentive Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation	Total

Morris Goldfarb	--	--	$84,518(2)	--	--	--	$84,518

Benjamin Oehler	--	--	$82,558(3)	--	--	--	$82,558
(1)    Does not include 100,000 stock options to purchase up to 100,000 shares of our common stock granted to Mr. Lyle Berman on April 26, 2010. Those options expired upon Mr. Lyle Berman’s voluntary resignation as a director on November 12, 2010.

(2)    Effective November 12, 2010, we granted to Mr. Goldfarb 100,000 stock options to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share, exercisable until November 12, 2020, vesting according to the following schedule: none on the date of grant, 33,334 on November 12, 2011, 33,333 on November 12, 2012, and 33,333 on November 12, 2013.  The value of these option awards was calculated utilizing the Black-Scholes Pricing Model.

(3)    Effective November 16, 2010, we granted to Mr. Oehler 100,000 stock options to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share, exercisable until November 16, 2020, vesting according to the following schedule: none on the date of grant, 33,334 on November 16, 2011, 33,333 on November 16, 2012, and 33,333 on November 16, 2013.  The value of these option awards was calculated utilizing the Black-Scholes Pricing Model.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 31, 2011 by: (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group.  On July 31, 2011, we had 47,358,965 shares of common stock outstanding.

The following persons have entered into voting agreements that gives our board of directors, by majority vote, the power to vote certain shares of common stock:

●	Irish Oil & Gas, Inc., with respect to 2,505,640 shares of common stock
●	Twin City Technical, LLC with respect to 2,505,641 shares of common stock
●	Certain persons who purchased shares in our private offering which closed on December 16, 2010 with respect to 7,953,287 shares of our common stock, excluding shares purchased by our officers and directors.

The terms of the voting agreements provide that they are effective for one year from the date entered into and will automatically renew for subsequent one year periods unless the stockholder gives notice of termination to us at least 30 days prior to the expiration of each annual period.  In addition, the voting agreements expire:

●	With respect to any shares sold in the public markets.
●	With respect to any shares for which a registration statement is declared effective.

As used in the table below and elsewhere in this form, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following July 31, 2011.  Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, (i) each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and (ii) the address of each person or entity named in the table is c/o Ante5, Inc., 10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota 55305.

Name, Title and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Bradley Berman, Chief Executive Officer and Chairman	6,124,064(2)	12.9%
Joshua Wert, Chief Operating Officer and Corporate Secretary	24,287	*
James Moe, Chief Financial Officer	-0-	0%
Morris Goldfarb, Director	1,000,000(3)	2.1%
Benjamin Oehler, Director	-0-	0%
All Current Directors and Executive Officers as a Group (5 persons)	7,148,351(4)	15.1%
Lyle Berman	2,468,801(5)	5.2%
Neil Sell	3,886,335(6)	8.2%
Twin City Technical, LLC P.O. Box 2323, Bismarck North Dakota 58502	4,226,082(7)	8.9%
Irish Oil & Gas, Inc. P.O. Box 2356, Bismarck North Dakota 58502	4,226,082(7)	8.9%
Ernest W. Moody Revocable Trust 175 East Reno Avenue, Suite C6 Las Vegas, NV 89119	2,500,000	5.3%

*Indicates beneficial ownership of less than 1%.

(1)    Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.  The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of July 31, 2011.

(2)    Includes 33,333 shares which may be purchased pursuant to stock options that are exercisable within 60 days of July  31, 2011.  Includes 712,229 shares held by certain trusts for the children of Mr. Bradley Berman.  Includes 185,898 shares owned by Mr. Bradley Berman’s wife.

(3)    Mr. Goldfarb owns these shares through Goldfarb Capital Partners, LLC.

(4)    Does not include a total of 12,964,568 additional shares over which our board of directors has voting but not dispositive power as a result of voting agreements between us and certain other shareholders.

(5)    Includes 24,000 shares which may be purchased pursuant to stock options that are exercisable within 60 days of July 31, 2011.  Does not include 3,717,313 shares held by trusts for the children of Mr. Lyle Berman, the trustee for which is Mr. Neil Sell.

(6)    Includes 169,022 shares owned by Mr. Sell, individually, and an aggregate of 3,717,313 shares owned by certain trusts for the benefit of Mr. Lyle Berman’s children, for which Mr. Sell is the trustee.  Does not include 19,000 shares held by Mr. Sell’s spouse, for which Mr. Sell disclaims beneficial ownership.

(7)    These companies sold oil and gas properties to us in transactions from November 2010 to May 2011 and, as part of the purchase price for these properties, were issued these shares of common stock by us.  We may purchase additional oil and gas properties from these companies in the future, for which we may issue additional shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Former Chief Executive Officer

Our former president, chief executive officer, chief financial officer, and secretary, Steve Lipscomb, will receive 5% of the Royalty Stream on the contingent consideration receivable from Peerless Media, Ltd. in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by Ante4’s board of directors in February 2009.

Spin-Off

In accordance with the spin-off on April 16, 2010, each option to purchase shares of Ante4, Inc. common stock that was held by a director, officer or employee of Ante4 and was outstanding on the distribution date was replaced with both an adjusted Ante4 stock option and a stock option to purchase one share of Ante5 common stock for each share of Ante4 common stock underlying the original Ante4 stock option.  The terms are generally intended to preserve the intrinsic value of the original option.  As such, the strike prices were adjusted using the ratio of the fair market value of one share of Ante5 common stock that was distributed to the fair market value of each share of Ante4 common stock at the time of the spin-off.  The ratio of the intrinsic value on the first trading day for Ante5, July 1, 2010, relative to the closing share price on the day preceding the distribution of Ante4 resulted in an allocation of 6.35% of the original strike prices of the Ante4 options to the Ante5 options.  The following Ante5 options as originally issued by Ante4 are held by officers, directors and former officers and directors of Ante5, Inc.:

Holder	Number of options	Strike price	Expiration date	Vesting terms
Bradley Berman, Chairman & CEO	12,000*	$0.51	August 9, 2014	Fully vested
Lyle Berman, Former Director	12,000	$0.33	May 31, 2016	Fully vested
Bradley Berman, Chairman & CEO	4,000*	$0.29	May 30, 2017	Fully vested
Lyle Berman, Former Director	4,000	$0.29	May 30, 2017	Fully vested
Bradley Berman, Chairman & CEO	4,000*	$0.08	May 22, 2018	Fully vested
Lyle Berman, Former Director	4,000	$0.08	May 22, 2018	Fully vested
Bradley Berman, Chairman & CEO	4,000*	$0.05	May 20, 2019	Fully vested
Lyle Berman, Former Director	4,000	$0.05	May 20, 2019	Fully vested
Steven Lipscomb, Former CEO	125,000	$0.03	February 20, 2019	Fully vested
* Options were exercised in April 2011.

Lyle Berman is the father of our chairman and chief executive officer, Bradley Berman.

Private Placement

           In addition, members of our current and former management purchased shares of our common stock in our private placement of common stock that was made pursuant to Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated under the Securities Act that commenced on October 21, 2010 and ended on December 16, 2010.  The private offering raised $11 million at an offering price of $1 per share.  In the prior private placement, Bradley Berman, our chief executive officer, purchased an aggregate of 2,046,713, a portion of which was purchased through his IRA accounts.

Transactions with Twin City Technical and Irish Oil and Gas, Inc.

We have acquired a majority of our mineral leases from Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation.  As part of these acquisitions, we have issued shares of our common stock to Twin City Technical and Irish Oil and Gas.  As set forth above under “Security Ownership of Certain Beneficial Owners and Management”, each of Twin City Technical and Irish Oil and Gas own over 8.9% of our common stock as of July 31, 2011.  We recorded the total value of property acquired from Twin City Technical and Irish Oil and Gas at $13,559,972.

Credit Facility

Pursuant to the a revolving credit facility, Morris Goldfarb, one of the Company’s directors, is participating as a lender acting through PrenAnte5, LLC as the lenders’ Agent.  As a lender under the credit facility, Mr. Goldfarb has a commitment amount of $1.5 million in the facility.  In consideration for his participation through the agent, Mr. Goldfarb was issued 75,000 warrants (his pro-rata share as a lender) with an exercise price of $0.95 per share with the same terms and conditions as the other warrants issued in connection with the closing of the credit facility.  Mr. Goldfarb abstained from the vote of the Company’s board of directors for the authorization of the credit facility.

Office Lease

We sublease our office space.  The owner of the building in which we are located is a company wholly owned by our chief executive officer.  Our payment under the sublease is approximately $1,200 per month including operating expenses and taxes.

DESCRIPTION OF SECURITIES

General

The following is a summary of information concerning our capital stock. The summary below does not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to our registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of up to 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of August 15, 2011, we had issued and outstanding 47,358,965 shares of common stock.  An additional 6,487,375 shares of common stock may be issued pursuant to the exercise of warrants and options outstanding on August 15, 2011.

Holders of common stock are entitled to one vote for per share for the election of directors and all other matters submitted to a vote of our stockholders. Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock. Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights. Our amended and restated certificate of incorporation does not provide for cumulative voting rights with respect to the election of directors. All outstanding common stock issued in the distribution will be fully paid and nonassessable.

Preferred Stock

Under the terms of our certificate of incorporation, our board is authorized, subject to limitations prescribed by the Delaware General Corporation Law, or the DGCL, and by our amended and restated certificate of incorporation, to issue preferred stock in one or more series without shareholder approval. Our board has the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Provisions of our certificate of incorporation and bylaws and of Delaware law could make the following more difficult:

●	acquisition of us by means of a tender offer;
●	acquisition of us by means of a proxy contest or otherwise; or
●	removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

We currently have three directors. Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in our board resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the shareholders) will be filled by a majority of our board then in office.

Delaware Anti-takeover Law

We are governed by Section 203 of the DGCL. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless:

●	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or
●
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested shareholder.

The application of Section 203 may limit the ability of shareholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested shareholder; or
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10.0% or more of the assets of the corporation to or with the interested shareholder; or
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested shareholder; or
●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

●	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested shareholder" as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation; or
●
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested shareholder” to effect various business combinations with a corporation for a three-year period, although the shareholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested stockholder.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our amended and restated certificate of incorporation of undesignated preferred stock makes it possible for our board to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of an attempt to change control of us. The provisions in our amended and restated certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Warrants

In connection with our private placement, which closed on July 26, 2011, we issued warrants to acquire 3,071,250 shares of our common stock at a price of $1.50 per share.  In certain circumstances, in the absence of a registration statement relating to the resale of the shares issuable upon exercise of the warrants, the warrants may be exercised on a cashless basis.  The warrants have a five year term, and may be redeemed by us under certain circumstances, as described in the Form of Investor’s Warrant attached as Exhibit 10.4 to the Form 8-K filed by the Company on July 26, 2011.

We also issued warrants to the co-agents in the private placement to purchase an aggregate of 307,125 shares of our common stock at an exercise price of $1.00 per share.  The agents’ warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by us.  The agents’ warrants have piggyback registration rights for a five year period.

In connection with our revolving credit facility, we issued warrants to purchase 500,000 shares of our common stock at a price of $0.95 per share.  Each lender under the credit facility received a number of warrants equal to 500,000 multiplied by their respective commitment percentages. The warrants were issued to lenders under the credit facility according to their respective commitment percentages.

SELLING STOCKHOLDERS

The selling stockholders acquired the securities being registered for resale pursuant to this prospectus in a private placement transaction or in connection with the credit facility.

On July 26, 2011, we issued 6,142,500 units of our securities to selling stockholders in a private placement at a price of $1.00 per unit for aggregate proceeds of $6,142,500. Each unit consisted of one share of common stock and one five-year warrant, exercisable into one half-share of common stock at an exercise price of $1.50 per share.

On May 2, 2011, we issued 500,000 warrants to certain lenders pursuant to the credit facility. The warrants have a five year term and are exercisable into shares of our common stock at a price of $0.95 per share.

The following table sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned as of August 15, 2011 (directly and indirectly via warrants or options), the maximum number of shares of common stock that may be offered pursuant to this prospectus, and the number of shares of common stock and the percentage of our common stock that would be beneficially owned by each selling stockholder after the sale of the maximum number of shares of common stock by each selling stockholder.

Other than the relationships described below, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described below, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, other than pursuant to the private placement described above. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, other than the relationships described below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, other than as set forth below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly with any person to distribute their common stock or unit warrants.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to re-sell the securities registered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options(1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options	Maximum Number of Shares to be Offered in the Offering	Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering	Percentage of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering(2)
Sammy Aaron	-0-	25,000	25,000	-0-	0.0%
G. Thomas Ahern and Candace Ahern	25,000	12,500	37,500	-0-	0.0%
Alice Ann Corporation	50,000	25,000	75,000	-0-	0.0%
Robert G. Allison	163,600	30,000	90,000	103,600	*
Alpha Capital Anstalt	350,000	175,000	525,000	-0-	0.0%
Thomas L. Auth	-0-	25,000	25,000	-0-	0.0%
James Bartkowski	50,000	25,000	75,000	-0-	0.0%
Mary E. Bartlett and Daniel H. Bartlett	25,000	12,500	37,500	-0-	0.0%
John Bartsh and Lonna Bartsh	7,000	3,500	10,500	-0-	0.0%
Mitchell F. Berg	12,500	6,250	18,750	-0-	0.0%
Gary A. Bergren	48,000	17,500	52,500	13,000	*
Stephen R. Dahl	20,000	10,000	30,000	-0-	0.0%
Ryan Danielsen and Nicole Danielsen	50,000	25,000	75,000	-0-	0.0%
Scott and Debra Dominiack	50,000	25,000	75,000	-0-	0.0%
Robert J. Dondelinger	50,000	25,000	75,000	-0-	0.0%
Thomas E. and Nancy E. Doorley	75,000	37,500	112,000	-0-	0.0%
C. Donald and Lydia Dorsey Revocable Trust	80,000	40,000	120,000	-0-	0.0%
Robert J. Evans	80,000	40,000	120,000	-0-	0.0%
Kenneth Evenstad	100,000	50,000	150,000	-0-	0.0%
Mark B. Evenstad	100,000	50,000	150,000	-0-	0.0%
Richard Ezrilov	10,000	5,000	15,000	-0-	0.0%
Michael D. Fardy	20,000	10,000	30,000	-0-	0.0%
Sheldon T. Fleck	500,000	50,000	50,000	500,000	1.1%
Michael Fiterman	100,000	50,000	150,000	-0-	0.0%
David L. Frydrych	100,000	50,000	150,000	-0-	0.0%
G.A.S. Thirteen, LLC	100,000	50,000	150,000	-0-	0.0%
Jeff Goldfarb	-0-	10,000	10,000	-0-	0.0%
Morris Goldfarb	1,000,000(3)	75,000	75,000	1,000,000(3)	2.1%
John B. Goodman	125,000	6,250	6,250	125,000	*
Peter Ludwig Hauser	80,000	40,000	120,000	-0-	0.0%
David R. Hewitt	75,000	37,500	112,000	-0-	0.0%
Larry Hopfenspirger	-0-	10,000	10,000	-0-	0.0%
Mark Z. Jones	60,000	30,000	90,000	-0-	0.0%
The Galen H. Kabe Trust	50,000	25,000	75,000	-0-	0.0%
Jeanette Nostra Katz	-0-	10,000	10,000	-0-	0.0%
Stephen R. Kellogg	25,000	12,500	37,000	-0-	0.0%
Corey Kotlarz	40,000	20,000	60,000	-0-	0.0%
Christopher Kregness	20,000	10,000	30,000	-0-	0.0%
Cliff Larson, Jr.	15,000	7,500	22,500	-0-	0.0%
Leap Tide Offshore, Ltd.	135,000	67,500	202,500	-0-	0.0%
Leap Tide Partners L.P.	25,000	12,500	37,500	-0-	0.0%
James Eric Lindell	16,000	8,000	0	-0-	0.0%
Maas Family Trust	20,000	10,000	30,000	-0-	0.0%
Joe McBroom	50,000	25,000	75,000	-0-	0.0%
Karl McErlean	-0-	5,000	5,000	-0-	0.0%
Anne F. McMenomy Trust dated October 8, 2002	12,000	6,000	18,000	-0-	0.0%
MicroCapital Fund LP	660,000	330,000	990,000	-0-	0.0%
Micro Capital Fund Ltd	540,000	270,000	810,000	-0-	0.0%

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options(1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options	Maximum Number of Shares to be Offered in the Offering	Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering	Percentage of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering(2)
Ernest W. Moody Revocable Trust	2,500,000	750,000	2,250,000	1,000,000	2.1%
Duane Lee Nelson and Diane Marie Nelson	20,000	10,000	30,000	-0-	0.0%
Michael William Noble	50,000	25,000	75,000	-0-	0.0%
Jack Norqual	200,000	100,000	300,000	-0-	0.0%
Sharon Jean O'Toole	25,000	12,500	37,500	-0-	0.0%
PCC Holdings LLC	80,000	40,000	120,000	-0-	0.0%
PennAnte5, LLC	-0-	15,000	15,000	-0-	0.0%
Pennington Capital, LLC	80,000	40,000	120,000	-0-	0.0%
Pokegama Limited Partnership	50,000	25,000	75,000	-0-	0.0%
PrenAnte5, LLC	-0-	110,000	110,000	-0-	0.0%
Ryan Quade(4)	10,000	5,000	15,000	-0-	0.0%
Rocket Capital Partners, L.P.(5)	40,000	20,000	60,000	-0-	0.0%
Burt H. Rowe, Jr. Marital Trust	80,000	40,000	120,000	-0-	0.0%
Michael John Salmen	25,000	12,500	37,500	-0-	0.0%
Robert S. and Lynn M. Schoenbauer	50,000	25,000	75,000	-0-	0.0%
Donald W. Servin	100,000	50,000	150,000	-0-	0.0%
John Thomas Smith	20,000	10,000	30,000	-0-	0.0%
Joseph P. Sullivan(6)	86,436	40,000	60,000	66,436	*
Sun Investment, LLC	50,000	25,000	75,000	-0-	0.0%
Theresa Berman Revocable Trust	500,000	96,250	96,250	500,000	1.1%
Steven Adam Weiss	200,000	100,000	300,000	-0-	0.0%
Scott Welsh	100,000	50,000	150,000	-0-	0.0%
Richard White	250,000	12,500	12,500	250,000	*
David Winn	-0-	25,000	25,000	-0-	0.0%
Laurence G. Winter	50,000	25,000	75,000	-0-	0.0%
Wolley Segap, FLP	500,000	25,000	25,000	500,000	1.1%

*	Indicates beneficial ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within sixty (60) days are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered are sold. Based on 47,358,965 shares of common stock issued and outstanding on August 15, 2011.

(3)	Mr. Goldfarb holds these shares through Goldfarb Capital Partners, LLC.

(4)	Ryan Quade is a registered representative of a broker-dealer that was one of the co-agents in our private placement completed July 26, 2011.

(5)	Rocket Capital Partners, LLC is a registered representative of a broker-dealer.

(6)
Joseph P. Sullivan is a registered representative of a broker-dealer that was one of the co-agents in our private placement completed July 26, 2011.  Includes 5,000 shares owned indirectly by Mr. Sullivan through his wife’s Roth Individual Retirement Account.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under applicable corporate law, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, executive officer or employee.

LEGAL MATTERS

Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota, has issued a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2010 included in this prospectus have been so included in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of our proved oil and gas reserves included in this prospectus were based in part upon engineering reports prepared by Ryder Scott Company, LP.  These estimates are included herein in reliance on such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investor Information/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.  Our website address is http://www.ante5oil.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.  Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INDEX TO FINANCIAL STATEMENTS

Interim Unaudited Condensed Financial Statements
June 30, 2011

Page

Condensed Balance Sheets at June 30, 2011 (Unaudited) and December 31, 2010	F-2
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2011 and the period from April 9, 2010 (Inception) to June 30, 2010	F-3
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2011 and the period from April 9, 2010 (Inception) to June 30, 2010	F-4
Notes to Condensed Financial Statements	F-5
Audited Financial Statements
December 31, 2010

Report Of Independent Registered Public Accounting Firm	F-18
Balance Sheet	F-19
Statement Of Operations	F-20
Statement Of Stockholders' Equity	F-21
Statement Of Cash Flows	F-22
Notes to Financial Statements	F-24

ANTE5, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$2,236,014	$8,577,610
Accounts receivable	258,451	15,840
Prepaid expenses	167,450	8,431
Current portion of contingent consideration receivable	250,000	287,000
Total current assets	2,911,915	8,888,881

Contingent consideration receivable, net of current portion and allowance of $878,650	6,136,657	6,185,000

Property and equipment:
Oil and natural gas properties, full cost method of accounting
Proved properties	5,517,373	-
Unproved properties	13,132,727	4,343,389
Other property and equipment	40,533	15,706
Total property and equipment	18,690,633	4,359,095
Less, accumulated depreciation, amortization and depletion	(109,692)	(13,725)
Total property and equipment, net	18,580,941	4,345,370

Total assets	$27,629,513	$19,419,251

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,946,687	$325,584
Accounts payable, related parties	222,716	76,777
Accrued expenses	-	47,267
Royalties payable	319,281	323,600
Current portion of deferred tax liability	81,200	119,400
Total current liabilities	4,569,884	892,628

Asset retirement obligations	3,340	-

Deferred tax liability, net of current portion	2,279,600	2,573,600

Total liabilities	6,852,824	3,466,228

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 41,204,465 and 37,303,614 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	41,204	37,304
Additional paid-in capital	21,940,226	16,654,223
Accumulated (deficit)	(1,204,741)	(738,504)
Total stockholders' equity	20,776,689	15,953,023

Total liabilities and stockholders' equity	$27,629,513	$19,419,251

See accompanying notes to financial statements.

ANTE5, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	April 9, 2010	For the Six	April 9, 2010
	Months Ended	(Inception) to	Months Ended	(Inception) to
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Oil and gas sales	$250,590	$-	$347,530	$-

Operating expenses:
Production expenses	11,352	-	16,975	-
Production taxes	27,573	-	37,003	-
General and administrative	489,109	339,530	857,986	339,530
Depletion of oil and gas properties	68,382	-	104,530	-
Accretion of discount on asset retirement obligations	146	-	266	-
Depreciation and amortization	2,960	619	6,082	619
Total operating expenses	599,522	340,149	1,022,842	340,149

Net operating loss	(348,932)	(340,149)	(675,312)	(340,149)

Other income (expense):
Interest income	256	2,056	1,412	2,056
Interest (expense)	(25,490)	(8,540)	(25,490)	(8,540)
Loss on disposal of equipment	(1,061)	-	(1,061)	-
Indemnification expenses	(97,986)	-	(97,986)	-
Total other income (expense)	(124,281)	(6,484)	(123,125)	(6,484)

Loss before provision for income taxes	(473,213)	(346,633)	(798,437)	(346,633)

Provision for income taxes	57,900	-	332,200	-

Net (loss)	$(415,313)	$(346,633)	$(466,237)	$(346,633)

Weighted average number of common shares outstanding - basic and fully diluted	40,505,760	21,292,333	39,180,194	21,292,333

Net (loss) per share - basic and fully diluted	$(0.01)	$(0.02)	$(0.01)	$(0.02)

See accompanying notes to financial statements.

ANTE5, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six	April 9, 2010
	Months Ended	(Inception) to
	June 30, 2011	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(466,237)	$(346,633)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depletion of oil and gas properties	104,530	-
Depreciation and amortization	6,082	619
Accretion of discount on asset retirement obligations	266	-
Loss on disposal of equipment	1,061	-
Loss on sale of debt securities	-	8,363
Common stock warrants granted	18,506	-
Common stock warrants granted, related parties	3,266	-
Common stock options granted, related parties	312,262	58,425
Decrease (increase) in assets:
Accounts receivable	(242,611)	(5,841)
Prepaid expenses	(159,019)	-
Contingent consideration receivable	85,343	100,210
Increase (decrease) in liabilities:
Accounts payable	(76,732)	139,760
Accounts payable, related parties	145,939	-
Accrued expenses	(47,267)	13,304
Royalties payable	(4,319)	(8,254)
Deferred tax liability	(332,200)	-
Net cash used in operating activities	(651,130)	(40,047)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in spin-off from Ante4, Inc.	-	258,712
Proceeds from sale of short term investments	-	1,300,000
Purchases and increases in oil and gas properties	(5,665,533)	-
Purchases of other property and equipment	(40,533)	-
Net cash provided by (used in) investing activities	(5,706,066)	1,558,712

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on line of credit	-	(1,303,933)
Proceeds from the exercise of common stock options	15,600	-
Net cash provided by (used in) financing activities	15,600	(1,303,933)

NET CHANGE IN CASH	(6,341,596)	214,732
CASH AT BEGINNING OF PERIOD	8,577,610	-
CASH AT END OF PERIOD	$2,236,014	$214,732

SUPPLEMENTAL INFORMATION:
Interest paid	$3,718	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of oil and gas properties paid subsequent to period-end	$3,697,835	$-
Purchase of oil and gas properties through issuance of common stock	$4,940,269	$-
Capitalized asset retirement obligations	$3,074	$-

See accompanying notes to financial statements.

Ante5, Inc.
Notes to Condensed Financial Statements
 (Unaudited)

Note 1 – Organization and Nature of Business

Ante5, Inc. (the “Company”) became an independent company in April 2010 when the spin-off from our former parent company, Ante4, Inc. (now Voyager Oil & Gas, Inc.), became effective.  We became a publicly traded company when our shares began trading on July 1, 2010.  Since October 2010, we have been engaged in the business of acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana.  Our strategy is to participate in the exploration, development and production of oil and gas reserves as a non-operating working interest owner in a growing, diversified portfolio of oil and gas wells.  We aggressively seek to accumulate mineral leases to position us to participate in the drilling of new wells on a continuous basis.  Occasionally we also purchase working interests in producing wells.

We also inherited assets from our former parent company prior to our spin off.  These historical assets relate to our former parent company’s business as WPT Enterprises, Inc., when it created internationally branded products through the development, production and marketing of televised programming based on gaming themes.  The primary historical gaming asset is our license agreement with a subsidiary of PartyGaming, PLC, an international online casino gaming company.  We are entitled to royalty payments from that license agreement.  We manage our historical assets to monetize them.  Our common stock is currently traded on the OTC QB and OTC BB under the trading symbol “ANFC”.

The Company’s focus is the acquisition, exploration, development and production of crude oil and natural gas properties, primarily in the Bakken and Three Forks trends in North Dakota and Montana.  We believe that our prospective success revolves around our ability to acquire mineral rights and participate in drilling activities by virtue of our ownership of such rights and through the relationships we have developed with our operating partners.

As a non-operating working interest partner, we participate in drilling activities primarily on a heads-up basis.  Before a well is spud, an operator is required to offer all mineral lease owners in the designated well spacing unit the right to participate in the drilling and production of the well.  Drilling costs and revenues from oil and gas sales are split pro-rata based on acreage ownership in the designated drilling unit.  We rely on our operator partners to identify specific drilling sites, permit, and engage in the drilling process.  As a non-operator we are focused on maintaining a low overhead structure.

We commenced our oil and gas business in the fall of 2010 and, although we had successful discoveries late in 2010, we had no proven oil reserves at the end of 2010.  We completed our initial reservoir engineering calculations in the quarter ended June 30, 2011.  Our goal is to deploy our capital to maximize our oil and gas production and reserves.

Note 2 – Basis of Presentation and Significant Accounting Policies

The interim condensed financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to not make the information presented misleading.

These statements reflect all adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. Except as otherwise disclosed, all such adjustments are of a normal recurring nature. It is suggested that these interim condensed financial statements be read in conjunction with the audited financial statements for the year ended December 31, 2010, which were included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The Company follows the same accounting policies in the preparation of interim reports.

Former Development Stage Company
Prior to 2011, the Company was considered a development stage company as defined by FASB ASC 915-10-05.  As a development stage enterprise, the Company had disclosed the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.  An entity remains in the development stage until such time as, among other factors, revenues have been realized.  The Company’s realized revenues and oil & gas operations in 2011 met this criteria, as such, the Company is no longer a development stage company and, accordingly, the cumulative statements of operations and cash flows from inception to the current balance sheet date have not been presented.

Comparative Periods
The Company was spun-off from an unrelated business in April of 2010.  As a result, the comparative financial statements for the three and six month periods ended June 30, 2010 are based on a short period.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs.  At this time, management knows of no substantial losses from environmental accidents or events for which the Company may be currently liable.

Cash and Cash Equivalents
Cash equivalents include money market accounts which have maturities of three months or less.  For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  Cash equivalents are stated at cost plus accrued interest, which approximates market value.  Cash and cash equivalents consist of the following:

	June 30	December 31,
	2011	2010
Cash	$108,193	$131,859
Money market funds	2,127,821	8,445,751
Total	$2,236,014	$8,557,610

Cash in Excess of FDIC Insured Limits
The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $200,000.  At June 30, 2011, the Company had approximately $1,926,800 in excess of FDIC insured limits.  The Company has not experienced any losses in such accounts.

Website Development Costs
The Company accounts for website development costs in accordance with ASC 350-50, “Accounting for Website Development Costs” (“ASC 350-50”), wherein website development costs are segregated into three activities:

1)	Initial stage (planning), whereby the related costs are expensed.

2)
Development (web application, infrastructure, graphics), whereby the related costs are capitalized and amortized once the website is ready for use. Costs for development content of the website may be expensed or capitalized depending on the circumstances of the expenditures.

3)
Post-implementation (after site is up and running: security, training, admin), whereby the related costs are expensed as incurred. Upgrades are usually expensed, unless they add additional functionality.

All website development costs from inception through the date of this report have been incurred pursuant to the initial planning stage. As a result, all costs have been expensed as incurred.

Income Taxes
Ante5 recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Ante5 provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Segment Reporting
Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  This Statement reaffirms that fair value is the relevant measurement attribute.  The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein.  The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short term nature of the instruments.  The Company had no items that required fair value measurement on a recurring basis.

Non-Oil & Gas Property and Equipment
Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  The Company has not recognized any impairment losses on non-oil and gas long-lived assets.  Depreciation expense was $6,082 for the six months ended June 30, 2011.

Revenue Recognition and Gas Balancing
The Company recognizes oil and gas revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable.  The Company uses the sales method of accounting for gas balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.

Full Cost Method
The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center ("full cost pool").  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  As of June 30, 2011, the Company has had no property sales.

The Company assesses all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value.  The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned.  During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.  As of June 30, 2011, the Company had no impairment or reduction in value within costs subject to the depletion calculation.

Capitalized costs associated with impaired properties and properties having proved reserves, estimated future development costs, and asset retirement costs under FASB ASC 410-20-25 are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unproved properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying the arithmetic average first day price of oil and natural gas for the preceding twelve months to estimated future production of proved oil and gas reserves as of the end of the period, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves' future net cash flows excludes future cash outflows associated with settling asset retirement obligations.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.

Impairment
FASB ASC 360-10-35-21 requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which the Company uses) are excluded from this requirement but continue to be subject to the full cost method's impairment rules.

FASB ASC 310-40 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  The Company considers the contingent consideration receivable received pursuant to a sale of substantially all of the assets of Ante4, Inc., as received in the spin-off on April 16, 2010, to be accounted for in accordance with ASC 310-40.  As such, we test for impairment annually using the present value of expected future net cash flows.

Basic and Diluted Loss Per Share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.  For the six months ended June 30, 2011, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation
The Company adopted FASB guidance on stock based compensation upon inception at April 9, 2010. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, are to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.  Stock options issued for services and compensation totaled $312,262 for the six months ended June 30, 2011, using the Black-Scholes options pricing model and an effective term of 6 years based on the weighted average of the vesting period and the stated term of the option grants and the discount rate on 5 year U.S. Treasury securities at the grant date.

Uncertain Tax Positions
Effective upon inception at April 9, 2010, the Company adopted new standards for accounting for uncertainty in income taxes.  These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns.  These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions.  In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures.  A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved.  Ante5, Inc. has not yet undergone an examination by any taxing authorities.  Ante5 has indemnified Voyager Oil and Gas (Ante4), however, for any unrecognized liabilities which is limited to $2,500,000, and terminates on or about April 15, 2012.  In July of 2011 the Internal Revenue Service completed an examination of federal income tax returns of Voyager Oil and Gas (Ante4) for the years ended January 3, 2010 and December 28, 2008.  As a result of the examination Voyager Oil and Gas paid $11,417 of federal taxes and, based on the federal examination, filed amended state returns in California and paid an additional $48,666 in state taxes.  In addition, Voyager Oil and Gas paid an additional $37,903 in California payroll taxes related to an underpayment by Ante4 from 2010.  Ante5, Inc. reimbursed Voyager for $11,417 of these payments in June of 2011 and the remaining $86,569 was paid in July of 2011, and presented in accounts payable on the balance sheet at June 30, 2011, based on our indemnification agreement.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recent Accounting Pronouncements
In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011.  ASU 2011-05 will become effective for the Company on January 1, 2012.  This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements.  This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income.  The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011.  This guidance amends certain accounting and disclosure requirements related to fair value measurements.  Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy.  ASU 2011-04 will become effective for the Company on January 1, 2012.  We are currently evaluating ASU 2011-04 and have not yet determined the impact that adoption will have on our financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The Company does not expect that the guidance effective in future periods will have a material impact on its financial statements.

Note 3 – Spin-Off

On April 16, 2010, the Company, formerly a wholly-owned subsidiary of Ante4, Inc., was spun-off. As a result, on June 14, 2010 the Company distributed a total of 21,292,333 shares to holders of record of Ante4, Inc. as of the close of trading on April 15, 2010 on a 1:1 basis.

The following table summarizes the fair value of assets acquired and liabilities assumed:

Assets acquired
Cash	$258,712
Accounts receivable	33,708
Investment in debt securities and related put rights	3,708,363
Contingent consideration receivable	7,532,985
Property and Equipment	15,706
Less: accumulated depreciation and depletion	(11,620)
Total assets acquired	11,537,854
Liabilities assumed
Accounts payable	449,164
Royalties payable	415,000
Line of credit	2,437,336
Notes payable	500,000
Deferred tax liability	3,144,400
Total fair value of assets, net of liabilities assumed	$4,591,954

Note 4 – Property and Equipment

Property and equipment at June 30, 2011 and December 31, 2010, consisted of the following:

	June 30,	December 31,
	2011	2010
Oil and gas properties, full cost method:
Unevaluated costs, not subject to amortization or ceiling test	$13,132,727	$4,343,389
Evaluated costs	5,517,373	-
	18,650,100	4,343,389
Other property and equipment	40,533	15,706
	18,690,633	4,359,095
Less: Accumulated depreciation, amortization and depletion	(109,692)	(13,725)
Total property and equipment, net	$18,580,941	$4,345,370

The following table shows depreciation, depletion, and amortization expense by type of asset:

	June 30,	June 30,
	2011	2010
Depletion of costs for evaluated oil and gas properties	$104,530	$-
Depreciation and amortization of other property and equipment	6,082	619
Total depreciation, amortization and depletion	$110,612	$619

Note 5 – Oil and Gas Properties

The following table summarizes gross and net productive oil wells by state at June 30, 2011.  A net well represents our percentage ownership of a gross well.  The following table does not include wells in which our interest is limited to royalty and overriding royalty interests.  The following table also does not include wells which were awaiting completion, in the process of completion or awaiting flow back subsequent to fracture stimulation.

	June 30, 2011
	Gross	Net

North Dakota	11	0.45
Total:	11	0.45

The Company’s oil and gas properties consist of all acreage acquisition costs (including cash expenditures and the value of stock consideration), drilling costs and other associated capitalized costs.  As of June 30, 2011 and December 31, 2010, our principal oil and gas assets included approximately 9,600 and 3,712 net acres, respectively, located in North Dakota.

In the third quarter of 2010, the Company acquired ownership interest in several mineral leases covering approximately 3,712 net acres.  In consideration for their assignment of these mineral leases, the Company paid the sellers a total of $2,969,648 of cash and issued to them 5,011,281 shares of our common stock, and assigned to the sellers a 2% overriding royalty interest in the mineral leases, effective on the closing.

In the first quarter of 2011, the Company has acquired at total of 1,974 net mineral acres.  In consideration for their assignment of these mineral leases, the Company paid a total of $2,410,032 of cash and issued 1,494,962 shares of our common stock.

In the second quarter of 2011, the company acquired a total of 3,953 net mineral acres.  In consideration for their assignment of these mineral leases, the Company paid a total of $2,830,925 of cash and issued 2,649,189 shares of our common stock.

The following table summarizes our capitalized costs for the purchase and development of our oil and gas properties for the six months ended June 30, 2011:

June 30, 2011
Purchases of oil and gas properties for cash	$5,665,533
Purchases of oil and gas properties for cash paid subsequent to June 30, 2011	3,697,835
Purchases of oil and gas properties through the issuance of common stock	4,940,269
Capitalized asset retirement obligations	3,074
Total purchase and development costs, oil and gas properties	$14,306,711

Note 6 – Related Party

Accounts Payable
As of June 30, 2011 we owed Voyager Oil and Gas (VOY), a Company that merged with our former parent company, Ante4, Inc., $120,000 related to sub-lease deposits to be repaid on office space leased in California, as well as, $48,666 in state taxes, based on an income tax examination related to the 2009 tax year.  In addition, VOY paid an additional $37,903 in California payroll taxes related to an underpayment by Ante4 from 2010.  The amounts have been included in accounts payable and total $206,569.  We have paid $86,569 of this amount subsequent to June 30, 2011.  We also incurred, and paid, VOY $11,417 on June 24, 2011 pursuant to a federal tax examination related to the 2009 federal tax year.

Option Awards
On February 22, 2011, we granted 500,000 stock options to James Moe, our chief financial officer.  The options vest annually over three years beginning on March 14, 2012 and are exercisable until February 21, 2021 at an exercise price of $1.65 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 108% and a call option value of $1.3661, was $683,070, and is being amortized over the implied service term, or vesting period, of the options.  The Company recognized $66,410 of compensation expense during the six months ended June 30, 2011.

Financing Arrangement
On May 2, 2011, we entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with certain lenders (collectively, the “Lenders” and individually a “Lender”) and Prenante5, LLC, as agent for the Lenders (PrenAnte5, LLC, in such capacity, the “Agent”).  The facility provides $10 million in financing to be made available for drilling projects on the Company’s North Dakota Bakken and Three Forks position.  The facility will be available for a period of three years over which time we may draw on the line seven times, pay the line down three times, and terminate the facility without penalty one time.  The facility sets the minimum total draw at $500,000 and requires Ante5, upon each draw, to provide the Lender with a compliance certificate that, along with other usual and customary financial covenants, states that Ante5 has at least twelve months interest coverage on its balance sheet in cash.

Morris Goldfarb, one of the Company’s directors, is participating as a Lender through the Agent with a commitment amount of $1.5 million in the facility.  In consideration for his participation through the agent, Mr. Goldfarb was issued 75,000 warrants (his pro-rata share as a Lender) with the same terms and conditions as the other warrants issued in connection with the closing of the Credit Agreement.  The warrants vest on the earlier of the 1 year anniversary of the grant date (May 2, 2012) or when 50% of the LOC has been advanced, and are exercisable until May 1, 2016 at an exercise price of $0.95 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97% and a call option value of $0.7837, was $58,781, and is being amortized over the three year life of the credit agreement.  The Company recognized $3,266 of compensation expense during the six months ended June 30, 2011.

Other Related Party Transactions
Our former President and Chief Executive Officer, Steve Lipscomb, receives a commission of 5% of a royalty stream from Peerless Media Ltd., recorded on the balance sheet as a contingent consideration receivable, in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by Ante4’s Board of Directors in February 2009.  Mr. Lipscomb has received a total of $4,320 in commissions during the six months ended June 30, 2011.  Mr. Lipscomb also has been retained as a consultant at a rate of $4,167 per month.  As of June 30, 2011 we owed Mr. Lipscomb $12,363 as reported within accounts payable on the balance sheet as of June 30, 2011.

We sublease office space on a month to month basis where the lessor is an entity owned by our CEO, Bradley Berman for approximately $1,053 per month.  We have paid a total of $6,647 to this entity during the six months ended June 30, 2011.

During the six months ended June 30, 2011, we paid $8,633 to an entity owned by our CEO, Bradley Berman for administrative services provided, of which, $3,451 remained unpaid and reported within accounts payable on the balance sheet as of June 30, 2011.

Note 7 – Contingent Consideration Receivable

As a result of a transaction between Ante4, Inc. (Ante4”) and Peerless Media Ltd. (“Buyer”) during fiscal year 2009, pursuant to which, Ante4 sold substantially all of its operating assets (the “Transaction”), Ante5, Inc. (the “Company”) as a result of the spin-off on April 16, 2010, is entitled to receive, in perpetuity, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by Ante4’s former business and assets that were sold to Buyer in the Transaction, subject to a 5% commission presented as Royalties Payable on the balance sheet. Buyer has guaranteed a minimum payment to us of $3 million for such revenue over the three-year period following the closing of the Transaction.  The Company prepared a discounted cash flow model to determine an estimated fair value of this portion of the purchase price as of November 2, 2009.  This value was recorded on the balance sheet of Ante4.  In connection with the spin-off described above, on April 16, 2010 Ante4 distributed this asset to its wholly-owned subsidiary, Ante5, Inc., which was spun-off and a registration statement was filed on Form 10-12/A, along with an Information Statement with the Securities and Exchange Commission for the purpose of spinning off the Ante5 shares from Ante4, Inc. to its stockholders of record on April 15, 2010.  We performed an impairment analysis as of December 31, 2010 which necessitated a write down and realization of an $878,650 valuation allowance, along with a corresponding adjustment of $80,057 to royalties payable.  The net amount resulted in the recognition of a $798,593 bad debt expense in the operating expense section of the statement of operations.  The following is a summary of the contingency consideration receivable and related royalties payable at June 30, 2011:

	Contingent		Net Contingent
	Consideration	Royalties	Consideration
	Receivable	Payable	Receivable
Balance spun-off,
April 16, 2010:	$7,577,500	$(415,000)	$7,162,500
Net royalties received and
Commissions paid	(226,850)	11,343	(215,507)
Fair value adjustment	(878,650)	80,057	(798,593)
Balance, December 31, 2010	6,472,000	(323,600)	6,148,400
Net royalties received and
Commissions paid	(85,343)	4,319	(81,024)
Balance, June 30, 2011	$6,386,657	$(319,281)	$6,067,376

The Company estimated its current portion of the contingent consideration receivable to be $250,000 based on the estimated net present value of royalties expected to be received in the 2011 calendar year.

Note 8 – Fair Value of Financial Instruments

The Company adopted FASB ASC 820-10 upon inception at April 9, 2010. Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company does not have any financial instruments that must be measured under the new fair value standard.  The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.  The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

Note 9 – Commitments and Contingencies

The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

Voyager Oil & Gas, Inc. – Indemnification Agreement
In connection with the transfer of the Ante5 assets to us, we assumed certain liabilities of Ante4 relating to the previous WPT business. We also agreed to indemnify Ante4 and related individuals from (a) liabilities and expenses relating to operations of Ante4 prior to the effective date of the merger between Ante4, Inc. and Plains Energy Investments, Inc., (b) operation or ownership of Ante5’s assets after the merger effective date, and (c) certain tax liabilities of Ante4. Ante5’s obligation to indemnify Ante4 with respect to its former operations and certain tax liabilities is limited to $2.5 million in the aggregate.

FDIC Limits
The Company periodically maintains cash balances at banks in excess of federally insured amounts.  The extent of loss, if any, to be sustained as a result of any future failure of a bank or other financial institution is not subject to estimation at this time.

PartyGaming
The Company has recorded a contingent consideration receivable pursuant to FASB ASC 310-10-35 from the sale of substantially all of the assets of WPT Enterprises, Inc. prior to our spin-off from Ante4, Inc. on April 16, 2010. We have a dispute with Peerless Media, Ltd. (“Peerless”), a subsidiary of ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming, PLC, now bwin.party digital entertainment Plc, regarding their performance of obligations with respect to the WPT Business purchased by it from Ante4 in November 2009. Accordingly, we have initiated arbitration. The arbitration was brought pursuant to the arbitration agreement contained in the Asset Purchase Agreement (“APA”) between Peerless and World Poker Tour Enterprises, Inc. (“WPTE”), a predecessor in interest to Ante5. The arbitration arises out of alleged representations and assurances made by Peerless and Jim Ryan (“Ryan”) to WPTE during the negotiation phase of the asset purchase of WPTE, upon which WPTE purports to have relied to its detriment and which WPTE contends resulted in breach of contract as well as tortious harm. Ante5 seeks legal and equitable relief, including punitive damages.

Arbitral proceedings are pending before Judicial Arbitration and Mediation Services (JAMS) in Los Angeles, California.  The arbitration demand was filed on March 18, 2011, and the arbitration commenced on March 28, 2011. Ante5, Inc. is the claimant. Named respondents are Peerless and Ryan.  Ryan filed a complaint in the U.S. District Court for the Central District of California on April 11, 2011, for declaratory relief that he is not required to arbitrate Ante5’s claims against him. The federal action is ongoing. The parties are currently engaged in discovery. The arbitration hearing is scheduled for January 2012.

Deloitte & Touche
Under our distribution (spin-off) agreement with Ante4, Inc., we were assigned rights under the claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles.  The case is being handled by our attorneys on a contingency fee arrangement. The complaint in the case was filed in June 2007 and alleges claims for, among other things, breach of contract and professional negligence against Deloitte & Touche, LLP (“Deloitte”).  The plaintiffs, former shareholders of WPT Enterprises, Inc. (“WPTE”), allege that Deloitte caused them substantial harm when Deloitte refused to consent to the use of its audit opinion letter in connection with WPTE proposed stock offering. The case is currently scheduled for trial in March 2012.

Note 10 – Changes in Stockholders’ Equity

Preferred Stock
On April 9, 2010 (inception) the Company authorized 20,000,000 shares of $0.001 par value preferred stock.  No shares have been issued to date.

Common Stock
On April 9, 2010 (inception) the Company authorized 100,000,000 shares of $0.001 par value common stock.

On February 11, 2011 we acquired additional oil and gas acreage from three unaffiliated sellers in two separate transactions encompassing mineral leases covering a total of approximately 117 net acres in Mountrail, Williams and Dunn counties in North Dakota for which we paid total cash of $215,975 and issued a total of 17,952 shares of our common stock.  The fair value of the common stock exchanged was $29,621 based on the closing stock price at the date of agreement.

On February 28, 2011, we closed an asset purchase agreement with certain sellers under which we acquired the sellers’ ownership interest in several mineral leases covering approximately 732 net acres of oil and gas properties in Williams, Mountrail, Dunn, Burke, Billings, Golden Valley, McKenzie and Stark counties in North Dakota.  In consideration for their assignment of these mineral leases, we paid the sellers a total of $821,270 of cash and issued to them 205,050 shares of our common stock.  The fair value of the common stock exchanged was $328,080 based on the closing stock price at the date of agreement.

On March 16, 2011, we closed an asset purchase agreement with certain sellers under which we acquired the sellers’ ownership interest in several mineral leases covering approximately 1,105 net acres of undeveloped oil and gas properties and 20 net acres of developed producing properties in Mountrail, Williams and Burke Counties in North Dakota in the Williston Basin.  In consideration for their assignment of the mineral leases, we paid the sellers a total of $1,372,787 of cash and issued to them 871,960 shares of our common stock, and issued an additional 400,000 shares of our common stock to an unaffiliated designee of the sellers.  The fair value of the common stock exchanged was $1,933,379 based on the closing stock price at the date of agreement.

On March 18, 2011 a total of 24,000 options were exercised for total proceeds of $7,800.  The shares were subsequently issued on April 4, 2011.

On April 5, 2011, the Company acquired a total of 116 net mineral acres of undeveloped oil and gas properties located in Mountrail and Williams Counties within North Dakota.  In consideration for the assignment of these mineral leases, the Company paid a total of $145,025 of cash and issued 55,689 shares of our common stock.  The fair value of the common stock exchanged was $70,725 based on the closing stock price at the date of agreement.

On April 28, 2011, the Company acquired a total of 3,837 net mineral acres of undeveloped oil and gas properties located in Dunn County, North Dakota.  In consideration for the assignment of these mineral leases, the Company paid a total of $2,685,900 of cash and issued 2,302,200 shares of our common stock.  The fair value of the common stock exchanged was $2,578,464 based on the closing stock price at the date of agreement.

On May 18, 2011 a total of 24,000 options were exercised by our CEO in exchange for total proceeds of $7,800.  No other options were exercised during the six month period ending June 30, 2011.

Stock Distribution
On June 14, 2010, Ante4, Inc. distributed 21,292,333 shares of the common stock of the Company among Ante4, Inc.’s shareholders pursuant to the spin-off of the Company from Ante4, Inc.  Each shareholder of record was issued one share of Ante5, Inc. common stock for each share of Ante4, Inc. common stock owned by the shareholder.

Note 11 – Warrants and Options

Options and Warrants Granted
On February 22, 2011, we granted 500,000 stock options to James Moe, our chief financial officer.  The options vest annually over three years beginning on March 14, 2012 and are exercisable until February 21, 2021 at an exercise price of $1.65 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 108% and a call option value of $1.3661, was $683,070, and is being amortized over the implied service term, or vesting period, of the options.  The Company recognized $66,410 of compensation expense during the six months ended June 30, 2011.

On May 2, 2011, we entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with certain lenders (collectively, the “Lenders” and individually a “Lender”) and Prenante5, LLC, as agent for the Lenders (PrenAnte5, LLC, in such capacity, the “Agent”).  The facility provides $10 million in financing to be made available for drilling projects on the Company’s North Dakota Bakken and Three Forks position.  The facility will be available for a period of three years over which time we may draw on the line seven times, pay the line down three times, and terminate the facility without penalty one time.  The facility sets the minimum total draw at $500,000 and requires Ante5, upon each draw, to provide the Lender with a compliance certificate that, along with other usual and customary financial covenants, states that Ante5 has at least twelve months interest coverage on its balance sheet in cash.

In connection with the closing of the Credit Agreement on May 2, 2011, the Company issued to each Lender a five-year warrant to purchase a number of shares of the Company’s common stock equal to an amount determined by multiplying 500,000 by such Lender’s commitment percentage.  The warrants vest on the earlier of the 1 year anniversary of the grant date (May 2, 2012) or when 50% of the LOC has been advanced, and are exercisable until May 1, 2016 at an exercise price of $0.95 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 97% and a call option value of $0.7837, was $391,872, and is being amortized over the three year life of the credit agreement.  The Company recognized a total of $21,772 of interest expense during the six months ended June 30, 2011.

In the event of a Lender default (i.e. failure to fund its pro rata commitment), the interest rate on such defaulting Lender’s advances (but not on any non-defaulting Lender’s advances) is automatically reduced from 19% to 12% per annum, and the Company has all other remedies available at law or in equity.  In addition, if the Lender default occurs prior to the earlier to occur of (i) May 2, 2012, or (ii) the date the defaulting Lender has made advances in an amount greater than fifty percent (50%) of its commitment amount, the Company is entitled to cancel all of the defaulting Lender’s then-outstanding warrant and shares of Company common stock issued or issuable upon the exercise of the warrant.

Options Exercised
On March 18, 2011 a total of 24,000 options were exercised for total proceeds of $7,800.  The shares were subsequently issued on April 4, 2011.

On May 18, 2011 a total of 24,000 options were exercised by our CEO in exchange for total proceeds of $7,800.  No other options were exercised during the six month period ending June 30, 2011.

Note 12 – Asset Retirement Obligation

The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities.  Under the provisions of FASB ASC 410-20-25, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and a corresponding increase in the carrying amount of the related long lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.  The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.

The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of FASB ASC 410-20-25 during the six months ended June 30, 2011:

June 30, 2011
Beginning Asset Retirement Obligation	$-
Liabilities Incurred for New Wells Placed in Production	3,074
Accretion of Discount on Asset Retirement Obligations	266
Ending Asset Retirement Obligation	$3,340

Note 13 – Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes, which provides for an asset and liability approach of accounting for income taxes.  Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

We currently estimate that our effective tax rate for the year ending December 31, 2011 will be approximately 40%.  Losses incurred during the period from April 9 (inception) to June 30, 2011 as well as additional losses incurred during the remainder of 2011 could be used to offset future tax liabilities.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.  As of June 30, 2011, net deferred tax assets were $-0- after a 100% valuation allowance applied to net deferred tax assets of approximately $454,000.  We have not provided a valuation allowance against our tax liability.  As of June 30, 2011, the Company recognized a deferred tax liability of $2,360,800 related to income taxes on a net contingent consideration receivable resulting from the sale of assets to Party Gaming during 2009.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no significant uncertain tax positions as of any date on or before June 30, 2011.

Note 14 – Subsequent Events

Common Stock
On July 26, 2011, we closed on a Securities Purchase Agreement (the “Purchase Agreement”) with multiple accredited investors (the “Purchasers”) to sell 6,142,500 units (“Units”) at a price of $1.00 per Unit, with each Unit consisting of one share of our common stock and a five-year warrant to purchase one-half of one share of the Company’s common stock for a total of 3,071,250 shares at an exercise price of $1.50 per share (the “Offering”).  The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $2.50 per share for ten (10) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption and provided that a resale registration statement with respect to exercise of the warrants is declared effective.  Net proceeds to the Company from the sale of the Units, after deducting selling commissions and offering expenses, were approximately $5.6 million.

The Company agreed to pay the agents in connection with this offering an aggregate fee equal to 7.0% of the gross proceeds from the sale of the Units in the Offering.  Additionally, the Company will be required to issue warrants to the agents to purchase an aggregate of 307,125 shares of the Company’s common stock at an exercise price of $1.00 per share to the Agents (the “Agents’ Warrants”).

On July 7, 2011 a total of 12,000 options were exercised at various prices between $0.05 and $0.29 per share, resulting in the receipt of total proceeds of $1,680.

Acquisitions of Acreage
On August 9, 2011, the Company acquired a total of 636 net mineral acres of undeveloped oil and gas properties located in Mountrail, Williams, Dunn and Billings Counties within North Dakota.  In consideration for the assignment of these mineral leases, the Company paid a total of $1,413,659.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ante5, Inc.

We have audited the accompanying balance sheet of Ante5, Inc. (the “Company”) (A Development Stage Company) as of December 31, 2010 and the related statements of operations, stockholders' equity, and cash flows for the period from inception (April 9, 2010) to December 31, 2010.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ante5, Inc. as of December 31, 2010, and the results of its operations and cash flows for the period described above in conformity with U.S. generally accepted principles.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
March 30, 2011

ANTE5, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31,
2010
ASSETS

Current assets:
Cash and cash equivalents	$8,577,610
Accounts receivable	15,840
Prepaid expenses	8,431
Current portion of contingent consideration receivable	287,000
Total current assets	8,888,881

Contingent consideration receivable, net of current portion and allowance of $798,593	6,185,000

Property and equipment:
Oil and gas properties, full cost method (unevaluated)	4,343,389
Furniture and fixtures, net	1,981
Total property and equipment, net	4,345,370

Total assets	$19,419,251

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, including related party amounts of $76,777	$402,361
Accrued expenses	47,267
Royalties payable	323,600
Current portion of deferred tax liability	119,400
Total current liabilities	892,628

Deferred tax liability, net of current portion	2,573,600

Total liabilities	3,466,228

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,303,614 shares issued and outstanding	37,304
Additional paid-in capital	16,654,223
(Deficit) accumulated during development stage	(738,504)
Total stockholders' equity	15,953,023

Total liabilities and stockholders' equity	$19,419,251

The accompanying notes are an integral part of these financial statements.

ANTE5, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

April 9, 2010
(Inception) to
December 31, 2010

Revenue	$-

Operating expenses:
General and administrative	174,470
Officer salaries	95,289
Professional fees	255,077
Bad debt expense	798,593
Depreciation	2,105
Total operating expenses	1,325,534

Net operating loss	(1,325,534)

Other income (expense):
Other income	144,238
Interest expense	(13,566)
Interest income	4,958
Total other income (expense)	135,630

Loss before provision for income taxes	(1,189,904)

Benefit for income taxes	451,400

Net (loss)	$(738,504)

Weighted average number of common shares outstanding - basic and fully diluted	25,834,131

Net (loss) per share - basic and fully diluted	$(0.03)

The accompanying notes are an integral part of these financial statements.

ANTE5, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

						Deficit
						Accumulated
					Additional	During	Total
	Preferred Stock		Common Stock		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Issuance from spin-off of Ante4, Inc.	-	$-	21,292,333	$21,292	$4,570,662	$-	$4,591,954

Sale of shares of common stock at $1 per share, 6,270,000 shares to related parties	-	-	11,000,000	11,000	10,989,000	-	11,000,000

Common stock issued for acquisition of oil & gas properties	-	-	5,011,281	5,012	1,247,808	-	1,252,820

Common stock options granted for services, related party	-	-	-	-	77,500	-	77,500

Net indemnified costs incurred from the spin-off from Ante4, Inc.	-	-	-	-	(230,747)	-	(230,747)

Net loss from April 9, 2010 (Inception) to December 31, 2010	-	-	-	-	-	(738,504)	(738,504)

Balance, December 31, 2010	-	$-	37,303,614	$37,304	$16,654,223	$(738,504)	$15,953,023

The accompanying notes are an integral part of these financial statements.

ANTE5, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

April 9, 2010
(Inception) to
December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(738,504)
Adjustments to reconcile net (loss)
to net cash used in operating activities:
Bad debt expense	798,593
Depreciation	2,105
Loss on sale of debt securities	8,363
Common stock options granted, related parties	77,500
Decrease (increase) in assets:
Accounts receivable	98,156
Prepaid expenses	(8,431)
Contingent consideration receivable	182,335
Increase (decrease) in liabilities:
Accounts payable	(357,838)
Accrued expenses	47,267
Royalties payable	(11,343)
Deferred tax liability	(451,400)

Net cash used in operating activities	(353,197)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in spin-off from Ante4, Inc.	258,712
Purchases and increases in oil and gas properties	(3,090,569)
Proceeds from sale of short term investments	3,700,000

Net cash provided by investing activities	868,143

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on line of credit	(2,437,336)
Principal payments on note payable	(500,000)
Procees from the sale of common stock	11,000,000

Net cash provided by financing activities	8,062,664

NET CHANGE IN CASH	8,577,610
CASH AT BEGINNING OF YEAR	-
CASH AT END OF YEAR	$8,577,610

SUPPLEMENTAL INFORMATION:
Interest paid	$10,210
Income taxes paid	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of oil and gas properties through issuance of common stock	$1,252,820

The accompanying notes are an integral part of these financial statements.

Note 1 – Nature of Business and Summary of Significant Accounting Policies

Ante5, Inc. (“Ante5”) was incorporated in the State of Delaware on April 9, 2010 as a wholly-owned subsidiary of our former parent company, Ante4, Inc. (now Voyager Oil & Gas, Inc.).  On April 16, 2010 we were spun-off through a 1:1 pro rata dividend of the common stock of Voyager Oil & Gas shareholders of record as of April 15, 2010.  During September of 2010, we began acquiring oil and gas leases and participating in the drilling of wells in the Bakken and Three Forks trend in North Dakota.  Our strategy is to participate in the exploration, development and production of oil and gas reserves as a non-operating working interest owner in a growing, diversified portfolio of oil and gas wells.  We aggressively seek to accumulate mineral leases to position us to participate in the drilling of new wells on a continuous basis.  Occasionally we also purchase working interests in producing wells.

We also inherited material assets from our former parent company prior to our spin off.  These historical interests relate to our former parent company’s business as WPT Enterprises, Inc., when it created internationally branded products through the development, production and marketing of televised programming based on gaming themes.  The primary historical gaming asset is our license agreement with a subsidiary of PartyGaming, PLC, an international online casino gaming company.  We are entitled to royalty payments from that license agreement.  We manage our historical interests to monetize them.  We are in the process of changing our name to Ante5, Oil & Gas, Inc. and to change our state of incorporation from the State of Delaware to the State of Nevada.  Our common stock is currently traded on the Pink Sheets under the trading symbol “ANFC.”

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC upon inception on April 9, 2010. The ASC does not change GAAP, and did not have an effect on the Company’s financial position, results of operations or cash flows.

Development Stage Company
The Company is currently a development stage company as defined by FASB ASC 915-10-05.  As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.  An entity remains in the development stage until such time as proven or probable reserves have been established for its deposits, and commercially mineable reserves are extracted.  Our development stage activities consist of participating in oil and natural gas development in the Bakken and Three Forks trend in North Dakota.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The oil and gas industry is subject, by its nature, to environmental hazards and clean-up costs.  At this time, management knows of no substantial losses from environmental accidents or events for which the Company may be currently liable.

Cash and Cash Equivalents
Cash equivalents include money market accounts which have maturities of three months or less.  For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  Cash equivalents are stated at cost plus accrued interest, which approximates market value.  Cash and cash equivalents consist of the following:

December 31,
2010
Cash	$131,859
Money market funds	8,445,751
Total	$8,557,610

Cash in Excess of FDIC Insured Limits
The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $200,000.  At December 31, 2010, the Company had approximately $8,045,000 in excess of FDIC insured limits.  The Company has not experienced any losses in such accounts.

Income Taxes
Ante5 recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  Ante5 provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Segment Reporting
Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  This Statement reaffirms that fair value is the relevant measurement attribute.  The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein.  The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short term nature of the instruments.  The Company had no items that required fair value measurement on a recurring basis.

Non-Oil & Gas Property and Equipment
Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  The Company has not recognized any impairment losses on non-oil and gas long-lived assets.  Depreciation expense was $2,105 for the period from inception (April 9, 2010) to December 31, 2010.

Asset Retirement Obligations
The Company records the fair value of a liability for an asset retirement obligation in the period in which the well is spud or the asset is acquired and a corresponding increase in the carrying amount of the related long-lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.  The Company had no proven or probable reserves at December 31, 2010 and had not yet recognized any asset retirement obligations.

Revenue Recognition and Gas Balancing
The Company recognizes oil and gas revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable.  The Company uses the sales method of accounting for gas balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.  As of December 31, 2010, the Company had no proven or probable reserves and had not recognized revenues on natural gas production.

Full Cost Method
The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center ("full cost pool").  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  As of December 31, 2010, the Company has had no property sales.

The Company assesses all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value.  The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned.  During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.  As of December 31, 2010, the Company had no impairment or reduction in value within costs subject to the depletion calculation.

Capitalized costs associated with impaired properties and properties having proved reserves, estimated future development costs, and asset retirement costs under FASB ASC 410-20-25 are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unproved properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying the arithmetic average first day price of oil and natural gas for the preceding twelve months to estimated future production of proved oil and gas reserves as of the end of the period, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves' future net cash flows excludes future cash outflows associated with settling asset retirement obligations.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.  As of December 31, 2010, the Company had no proven or probable reserves.  As a result, no impairment of the net capitalized costs of its oil and gas properties had been recognized.

Impairment
FASB ASC 360-10-35-21 requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which the Company uses) are excluded from this requirement but continue to be subject to the full cost method's impairment rules.

FASB ASC 310-40 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  The Company considers the contingent consideration receivable received pursuant to a sale of substantially all of the assets of Ante4, Inc., as received in the spin-off on April 16, 2010, to be accounted for in accordance with ASC 310-40.  As such, we test for impairment using the present value of expected future net cash flows.

Basic and Diluted Loss Per Share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2010, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation
The Company adopted FASB guidance on stock based compensation upon inception at April 9, 2010. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.  Stock and stock options issued for services and compensation totaled $77,500 for the period from inception (April 9, 2010) to December 31, 2010 using the Black-Scholes options pricing model and an effective term of half of the stated term of the option grants and the discount rate on 3 year U.S. Treasury securities at the grant date.

Uncertain Tax Positions
Effective upon inception at April 9, 2010, the Company adopted new standards for accounting for uncertainty in income taxes.  These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns.  These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions.  In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures.  A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved.  The Company has not yet undergone an examination by any taxing authorities, but has indemnified Voyager Oil and Gas (Ante4) for any unrecognized liabilities up to $2,500,000, and Voyager Oil and Gas (Ante4) is currently undergoing a federal examination of federal income tax returns for the years ended January 3, 2010 and December 28, 2008.  We currently have no reason to expect a negative outcome from those examinations.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recent Accounting Pronouncements
In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors.  The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amendments are to be applied prospectively. Early adoption is permitted. The adoption of this ASU did not have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements.  This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC as of July 1, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 during the period ended December 31, 2010 did not have a significant effect on the Company’s financial statements as of that date or for the period then ended. In connection with preparing the accompanying audited financial statements, management evaluated subsequent events through the date that such financial statements were issued (filed with the Securities and Exchange Commission).

Note 2 – Spin-Off

On April 16, 2010, the Company, formerly a wholly-owned subsidiary of Ante4, Inc., was spun-off. As a result, on June 14, 2010 the Company distributed a total of 21,292,333 shares to holders of record of Ante4, Inc. as of the close of trading on April 15, 2010 on a 1:1 basis.

The following table summarizes the fair value of assets acquired and liabilities assumed:

Assets acquired
Cash	$258,712
Accounts receivable	33,708
Investment in debt securities and related put rights	3,708,363
Contingent consideration receivable	7,532,985
Property and Equipment	15,706
Less: accumulated depreciation and depletion	(11,620)
Total assets acquired	11,537,854
Liabilities assumed
Accounts payable	449,164
Royalties payable	415,000
Line of credit	2,437,336
Notes payable	500,000
Deferred tax liability	3,144,400
Total liabilities acquired	6,945,900
Total fair value of assets and liabilities acquired	$4,591,954

Subsequent to the spin-off the Company received proceeds, and incurred additional costs, that were not disclosed prior to the spin-off, and as such, were not included in the distribution listed above.  These net costs totaled $230,747 as of December 31, 2010.

Note 3 – Oil and Gas Properties

As of December 31, 2010, our principal oil and gas assets included approximately 3,712 net acres located in North Dakota.  The following summarizes our acquisitions of oil and gas mineral leases through December 31, 2010:

On October 7, 2010, we entered into an asset purchase agreement (“APA”) with Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Sellers”), to acquire Sellers’ right, title, and interest in several mineral leases covering approximately 3,712 net acres in the Williston Basin in North Dakota (“Mineral Leases”) in consideration for a total of $2,969,648 of cash, payable in full at the closing, plus 5,011,281 shares of our common stock, plus assignment to the Sellers (or in Sellers’ sole discretion, reservation by the Sellers in their assignment to the Company) of a 2% overriding royalty interest in the Mineral Leases, effective on the closing.

Note 4 – Related Party

Accounts payable
We owe Voyager Oil and Gas, a Company that merged with our former parent company, Ante4, Inc., $76,777 related to sub-lease deposits to be repaid on office space leased in California.  The amount is included in accounts payable.

Common stock purchases
The Company raised a total of $11,000,000 from the sale common stock through a private placement offering of 11,000,000 shares of common stock at $1.00 per share, of which, related parties participated through the investment of a total of $6,270,000, representing 6,270,000 shares of common stock.

Option awards
On November 16, 2010 the Company granted 100,000 stock options as compensation to a newly appointed Director for service on the Board of Directors in 2010.  The options vest annually over three years and are exercisable until November 15, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8256, was $82,558, and is being amortized over the vesting period of the options.  The Company recognized $3,440 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 15, 2010 the Company granted 500,000 stock options as compensation to a newly appointed Chief Operating Officer.  The options vest annually over three years and are exercisable until November 14, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8157, was $407,870, and is being amortized over the vesting period of the options.  The Company recognized $16,995 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 12, 2010 the Company granted 1,000,000 stock options as compensation to a newly elected Chief Executive Officer.  The options vest annually over three years and are exercisable until November 11, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8452, was $845,183, and is being amortized over the vesting period of the options.  The Company recognized $35,216 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 12, 2010 the Company granted 100,000 stock options as compensation to a newly appointed Director for service on the Board of Directors in 2010.  The options vest annually over three years and are exercisable until November 11, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8452, was $84,518, and is being amortized over the vesting period of the options.  The Company recognized $3,522 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On April 26, 2010 the Company granted 100,000 stock options as compensation for service on the Board of Directors in 2010 to each of its three Directors at the time.  The options vest annually over three years and are exercisable until April 25, 2020 at an exercise price of $0.30 per share based on the average of the bid and ask price of the Company’s common stock over the five day period beginning on the first day the common stock was traded on the “Pink Sheets”.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 204% and a call option value of $0.1947, was $58,425, and is being amortized over the vesting period of the options.  The Company recognized $18,327 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.  100,000 of these options were cancelled pursuant to the resignation of one of the Company’s Directors on November 12, 2010.

In accordance with the spin-off on April 16, 2010, each option to purchase shares of Ante4, Inc. (“Ante4”) common stock that was held by a director, officer or employee of Ante4 and was outstanding on the distribution date (an “Original Ante4 Option”) was replaced with both an adjusted Ante4 stock option and a stock option to purchase one share of Ante5 common stock for each share of Ante4 common stock underlying the original Ante4 stock option. The terms are generally intended to preserve the intrinsic value of the original option. As such, the strike prices were adjusted using the ratio of the FMV of one share of Ante5 common stock that was distributed to the FMV of each share of Ante4 common stock at the time of the spin-off. The ratio of the intrinsic value on the first trading day for Ante5, July 1, 2010, relative to the closing share price on the day preceding the distribution of Ante4 resulted in an allocation of 6.35% of the original strike prices of the Ante4 options to the Ante5 options. The following Ante5 options as originally issued by Ante4 are held by directors of Ante5, Inc.:

	Number	Strike
Holder	of options	price	Expiration date	Vesting terms
Director	12,000	$0.51	August 9, 2014	Fully vested
Director	12,000	$0.33	May 31, 2016	Fully vested
Director	4,000	$0.29	May 30, 2017	Fully vested
Director	4,000	$0.29	May 30, 2017	Fully vested
Director	4,000	$0.08	May 22, 2018	Fully vested
Director	4,000	$0.08	May 22, 2018	Fully vested
Director	4,000	$0.05	May 20, 2019	Fully vested
Director	4,000	$0.05	May 20, 2019	Fully vested
Former CEO	125,000	$0.03	February 20, 2019	Fully vested

Other related party transactions
Our former President and Chief Executive Officer, Steve Lipscomb, will receive 5% of a royalty stream from Peerless Media Ltd., recorded on the balance sheet as a contingent consideration receivable, in perpetuity as a result of an incentive arrangement with Mr. Lipscomb that was approved by Ante4’s Board of Directors in February 2009.

We rent office space on a month to month basis from an entity under common ownership with our CEO, Bradley Berman for approximately $1,053 per month.

Note 5 – Contingent Consideration Receivable

As a result of a transaction between Ante4, Inc. (Ante4”) and Peerless Media Ltd. (“Buyer”) during fiscal year 2009, pursuant to which, Ante4 sold substantially all of its operating assets (the “Transaction”), Ante5, Inc. (the “Company”) as a result of the spin-off on April 16, 2010, is entitled to receive, in perpetuity, 5% of gross gaming revenue and 5% of other revenue of the Buyer generated by Ante4’s former business and assets that were sold to Buyer in the Transaction. Buyer has guaranteed a minimum payment to us of $3 million for such revenue over the three-year period following the closing of the Transaction.  The Company prepared a discounted cash flow model to determine an estimated fair value of this portion of the purchase price as of November 2, 2009.  This value was recorded on the balance sheet of Ante4.  In connection with the spin-off described above, on April 16, 2010 Ante4 distributed this asset to its wholly-owned subsidiary, Ante5, Inc., which was spun-off and a registration statement was filed on Form 10-12/A, along with an Information Statement with the Securities and Exchange Commission for the purpose of spinning off the Ante5 shares from Ante4, Inc. to its stockholders of record on April 15, 2010.  We performed an impairment analysis as of December 31, 2010 which necessitated a write down and realization of an $878,650 valuation allowance, along with a corresponding adjustment of $80,057 to royalties payable.  The net amount resulted in the recognition of a $798,593 bad debt expense in the operating expense section of the statement of operations.  The following is a summary of the contingency consideration receivable and related royalties payable at December 31, 2010:

	Contingent		Net Contingent
	Consideration	Royalties	Consideration
	Receivable	Payable	Receivable

Balance spun-off, April 16, 2010:	$7,532,985	$(415,000)	$7,117,985
Net royalties received and
Commissions paid	(182,335)	11,343	(170,992)
Fair value adjustment	(878,650)	80,057	(798,593)
Balance, December 31, 2010	$6,472,000	$(323,600)	$6,148,400

The Company estimated its current portion of the contingent consideration receivable to be $287,000 based on the estimated net present value of royalties expected to be received in the 2011 calendar year.

Note 6 – Fair Value of Financial Instruments

The Company adopted FASB ASC 820-10 upon inception at April 9, 2010. Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company doesn’t have any financial instruments that must be measured under the new fair value standard.  The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.  The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

Note 7 – Accrued Expenses

As of December 31, 2010 accrued expenses included the following:

December 31,
2010

Accrued Payroll, Officer	$43,078
Accrued Payroll Taxes	4,189
$47,267

Note 8 – Note Payable

A note payable in the amount of $500,000 was paid in full on December17, 2010.

Interest expense recognized on the above promissory note totaled $6,712 at December 31, 2010, of which $3,356 was forgiven, and $3,356 was paid with the settlement on December 17, 2010.

Interest expense totaled $13,566 for the period from April 9, 2010 (inception) to December 31, 2010, of which $6,712 was incurred from the note payable and $6,854 was incurred on the line of credit from UBS.

The line of credit from UBS was paid in full and closed with the proceeds of the sale of our auction rate securities on July 1, 2010.

Note 9 – Stockholders’ Equity

Preferred Stock
On April 9, 2010 (inception) the Company authorized 20,000,000 shares of $0.001 par value preferred stock. No shares have been issued to date.

Common Stock
On April 9, 2010 (inception) the Company authorized 100,000,000 shares of $0.001 par value common stock.

On October 7, 2010, we issued 5,011,281 shares of our common stock in partial consideration of an asset purchase agreement (“APA”) to acquire the right, title, and interest in several mineral leases covering approximately 3,712 net acres in the Williston Basin in North Dakota (“Mineral Leases”), along with $2,969,648 of cash, plus assignment to the Sellers (or in Sellers’ sole discretion, reservation by the Sellers in their assignment to the Company) of a 2% overriding royalty interest in the mineral leases.  The fair value of the common stock exchanged was $1,252,820 based on the closing stock price at the date of agreement.

During November and December of 2010, the Company raised a total of $11,000,000 from the sale common stock through a private placement offering of 11,000,000 shares of common stock at $1.00 per share, of which, related parties participated through the investment of a total of $6,270,000, representing 6,270,000 shares of common stock.

Stock Distribution
On June 14, 2010, Ante4, Inc. distributed 21,292,333 shares of the common stock of the Company among Ante4, Inc.’s shareholders pursuant to the spin-off of the Company from Ante4, Inc. Each shareholder of record on April 15, 2010 was issued one share of Ante5, Inc. common stock for each share of Ante4, Inc. common stock owned by the shareholder.

Note 10 – Warrants and Options

Options and Warrants Granted
On November 16, 2010 the Company granted 100,000 stock options as compensation to a newly appointed Director for service on the Board of Directors in 2010.  The options vest annually over three years and are exercisable until November 15, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8256, was $82,558, and is being amortized over the vesting period of the options.  The Company recognized $3,440 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 15, 2010 the Company granted 500,000 stock options as compensation to a newly appointed Chief Operating Officer.  The options vest annually over three years and are exercisable until November 14, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8157, was $407,870, and is being amortized over the vesting period of the options.  The Company recognized $16,995 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 12, 2010 the Company granted 1,000,000 stock options as compensation to a newly elected Chief Executive Officer.  The options vest annually over three years and are exercisable until November 11, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8452, was $845,183, and is being amortized over the vesting period of the options.  The Company recognized $35,216 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On November 12, 2010 the Company granted 100,000 stock options as compensation to a newly appointed Director for service on the Board of Directors in 2010.  The options vest annually over three years and are exercisable until November 11, 2020 at an exercise price of $1.00 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 198% and a call option value of $0.8452, was $84,518, and is being amortized over the vesting period of the options.  The Company recognized $3,522 of compensation expense during the period from inception (April 9, 2010) to December 31, 2010.

On April 26, 2010 the Company granted a total of 300,000 stock options as compensation for service on the Board of Directors in 2010 to each of its three Directors in equal increments of 100,000 options. The options vest annually over three years and are exercisable until April 25, 2020 at an exercise price of $0.30 per share based on the average of the bid and ask price of the Company’s common stock over the five day period beginning on the first day the common stock was traded on the “Pink Sheets”. The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 204% and a call option value of $0.1947, was $58,425.

In accordance with the spin-off on April 16, 2010, each option to purchase shares of Ante4, Inc. (“Ante4”) common stock that was held by a director, officer or employee of Ante4 and was outstanding on the distribution date (an “Original Ante4 Option”) was replaced with both an adjusted Ante4 stock option and a stock option to purchase one share of Ante5 common stock for each share of Ante4 common stock underlying the original Ante4 stock option. The terms are generally intended to preserve the intrinsic value of the original option. As such, the strike prices were adjusted using the ratio of the intrinsic value of one share of Ante5 common stock that was distributed to the intrinsic value of each share of Ante4 common stock at the time of the spin-off. The ratio of the closing share prices on the first trading day for Ante5, July 1, 2010, relative to the closing share price of Ante4 preceding the distribution date of June 14, 2010 resulted in an allocation of 6.35% of the original strike prices of the Ante4 options to the Ante5 options. A total of 269,000 options were carried over in the spin-off with strike prices between $0.03 and $0.92 per share, exercisable over ten years, expiring from August 9, 2014 through May 20, 2019. All options that were carried over were fully vested.

Options and Warrants Cancelled
On November 12, 2010, 100,000 common stock options were cancelled pursuant to the resignation of a Director.

Options and Warrants Expired
No options or warrants expired during the period from April 9, 2010 (inception) to December 31, 2010.

Options Exercised
No options were exercised during the period from April 9, 2010 (inception) to December 31, 2010.

The following is a summary of information about the Stock Options outstanding at December 31, 2010.

Shares Underlying Options Outstanding				Shares Underlying Options Exercisable
Weighted
	Shares	Average	Weighted	Shares	Weighted
	Underlying	Remaining	Average	Underlying	Average
Range of	Options	Contractual	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.03 - $1.00	2,169,000	9.45 years	$ 0.84	269,000	$0.20

The fair value of each option and warrant grant are estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plan:

December 31,
2010

Average risk-free interest rates	1.16%
Average expected life (in years)	5
Volatility	201%

The Black-Scholes option pricing model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.  During the period from April 9, 2010 (inception) to December 31, 2010, there were no options granted with an exercise price below the fair value of the underlying stock at the grant date.

The weighted average fair value of options granted with exercise prices at the current fair value of the underlying stock during the period from April 9, 2010 (inception) to December 31, 2010 was $0.81 per option.

The following is a summary of activity of outstanding stock options:

	Number of Shares	Weighted Average Exercise Price
Balance, April 9, 2010 (Inception)	-0-	$-0-
Options expired	-0-	-0-
Options cancelled	(100,000)	(0.30)
Options granted	2,269,000	0.81
Options exercised	-0-	-0-

Balance, December 31, 2010	2,169,000	0.84

Exercisable, December 31, 2010	269,000	$0.20

Note 11 – Other Income

On August 22, 2010 the Company received $140,861 as part of a termination and release agreement with Poker Royalty, LLC (“Poker Royalty”).  The settlement, in which we maintained our right to audit, released Poker royalty from its obligations under a May 15, 2004 marketing agreement that was part of the WPT interests that were spun-off to us from Ante4, Inc.

Note 12 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method.  FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company does not expect to be able to utilize any net operating loss carry forwards earned prior to the spin-off on April 16, 2010.  Current losses recorded during the period from April 9 (inception) to December 31, 2010 as well as additional losses expected for the remainder of 2010 can be used to offset future tax liabilities.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.  We have not provided a valuation allowance against our deferred tax liabilities.

For the period from inception (April 9, 2010) to December 31, 2010, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded.  A benefit for income taxes of $451,400 has been recorded due to the bad debts expense realized on our contingent consideration receivable.  At December 31, 2010, the Company had approximately $800,000 of federal net operating losses.  The net operating loss carry forwards, if not utilized, will begin to expire in 2026.  As of December 31, 2010, the Company recognized a deferred tax asset of $356,100, with a corresponding valuation allowance due to the uncertainty of the realization of any tax assets attributed to the net operating loss carryforwards, and a deferred tax liability of $2,693,000 related to tax deferrals on the gain from the sale of assets to Party Gaming during 2009.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31,
2010
Deferred tax asset:
Net operating loss carry forwards	$800,000

Net deferred tax assets before valuation allowance	356,100
Less: Valuation allowance	$(356,100)
Net deferred tax assets	$-

Deferred tax liability:
Contingent consideration receivable, net	$(2,693,000)
Net deferred tax liability	$(2,693,000)

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.  Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2010.

A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

December 31,
2010

Federal and state statutory rate	35%
Change in valuation allowance on deferred tax assets	(35%)

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 13 – Commitments and Contingencies

The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

Voyager Oil& Gas, Inc. – Indemnification Agreement
In connection with the transfer of the Ante5 assets to us, we assumed certain liabilities of Ante4 relating to the previous WPT business. We also agreed to indemnify Ante4 and related individuals from (a) liabilities and expenses relating to operations of Ante4 prior to the effective date of the merger between Ante4, Inc. and Plains Energy Investments, Inc., (b) operation or ownership of Ante5’s assets after the merger effective date, and (c) certain tax liabilities of Ante4. Ante5’s obligation to indemnify Ante4 with respect to its former operations and certain tax liabilities is limited to $2.5 million in the aggregate.

FDIC Limits
The Company periodically maintains cash balances at banks in excess of federally insured amounts.  The extent of loss, if any, to be sustained as a result of any future failure of a bank or other financial institution is not subject to estimation at this time.

PartyGaming
The Company has recorded a contingent consideration receivable pursuant to FASB ASC 310-10-35 from the sale of substantially all of the assets of WPT Enterprises, Inc. prior to our spin-off from Ante4, Inc. on April 16, 2010. We have a dispute with Peerless Media, Ltd. (“Peerless”), a subsidiary of ElectraWorks, Ltd., the primary operating subsidiary of PartyGaming, PLC, now bwin.party digital entertainment Plc, regarding their performance of obligations with respect to the WPT Business purchased by it from Ante4 in November 2009. Accordingly, we have initiated arbitration. The arbitration was brought pursuant to the arbitration agreement contained in the Asset Purchase Agreement (“APA”) between Peerless and World Poker Tour Enterprises, Inc. (“WPTE”), a predecessor in interest to Ante5. The arbitration arises out of alleged representations and assurances made by Peerless and Jim Ryan (“Ryan”) to WPTE during the negotiation phase of the asset purchase of WPTE, upon which WPTE purports to have relied to its detriment and which WPTE contends resulted in breach of contract as well as tortious harm. Ante5 seeks legal and equitable relief, including punitive damages.

Arbitral proceedings are pending before Judicial Arbitration and Mediation Services (JAMS) in Los Angeles, California.  The arbitration demand was filed on March 18, 2011, and the arbitration commenced on March 28, 2011. Ante5, Inc. is the claimant. Named respondents are Peerless and Ryan.  Ryan filed a complaint in the U.S. District Court for the Central District of California on April 11, 2011, for declaratory relief that he is not required to arbitrate Ante5’s claims against him. The federal action is ongoing. The parties are currently engaged in discovery. The arbitration hearing is scheduled for January 2012.

Deloitte & Touche
Under our distribution (spin-off) agreement with Ante4, Inc., we were assigned rights under the claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles.  The case is being handled by our attorneys on a contingency fee arrangement. The complaint in the case was filed in June 2007 and alleges claims for, among other things, breach of contract and professional negligence against Deloitte & Touche, LLP (“Deloitte”).  The plaintiffs, former shareholders of WPT Enterprises, Inc. (“WPTE”), allege that Deloitte caused them substantial harm when Deloitte refused to consent to the use of its audit opinion letter in connection with WPTE proposed stock offering. The case is currently scheduled for trial in March 2012.

Note 14 – Subsequent Events

Oil & gas property acquisitions:
In February 2011 we acquired additional oil and gas acreage from three unaffiliated sellers in two separate transactions encompassing mineral leases covering a total of approximately 117 net acres in Mountrail, Williams and Dunn counties in North Dakota for which we paid total cash of $215,975 and issued a total of 17,952 shares of our common stock.

On February 28, 2011, we closed an asset purchase agreement with the Sellers under which we acquired Sellers’ ownership interest in several mineral leases covering approximately 732 net acres of oil and gas properties in Williams, Mountrail, Dunn, Burke, Billings, Golden Valley, McKenzie and Stark counties in North Dakota.  In consideration for their assignment of these mineral leases, we paid Sellers a total of $821,270 of cash and issued to them 205,050 shares of our common stock.

On March 16, 2011, we closed an asset purchase agreement with the Sellers under which we acquired Sellers’ ownership interest in several mineral leases covering approximately 1,105 net acres of undeveloped oil and gas properties and 20 net acres of developed producing properties in Mountrail, Williams and Burke Counties in North Dakota in the Williston Basin.  In consideration for their assignment of the mineral leases, we paid Sellers a total of $1,372,787 of cash and issued to them 871,960 shares of our common stock, and issued an additional 400,000 shares of our common stock to an unaffiliated designee of the Sellers.

Officer appointment and option issuance:
On February 22, 2011 the Company granted 500,000 stock options as compensation to a newly appointed Chief Financial Officer.  The options vest annually over three years and are exercisable until February 21, 2021 at an exercise price of $1.65 per share.  The total estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 108% and a call option value of $1.3661, was $683,070, and is being amortized over the vesting period of the options.

Exercise of options:
On March 18, 2011 an option holder exercised a total of 24,000 stock options at various strike prices resulting in proceeds of a total of $7,800 upon the issuance of the 24,000 shares.